Exhibit 2.1

SECURITIES AND ASSET PURCHASE AGREEMENT

by and among

KAMAN AEROSPACE GROUP, INC.,

as the Buyer,

KAMAN CORPORATION,

for the limited purposes of Section 10.22, as the Guarantor,

PETER J. BALSELLS, IN HIS CAPACITY AS TRUSTEE OF THE BALSELLS

FAMILY TRUST DATED OCTOBER 1, 1985 – TRUST A, AS WHOLLY AMENDED

AND RESTATED JUNE 5, 2019,

as the seller (through a newly formed wholly owned subsidiary),

19650 PAULING, LLC,

as the California Owned Real Property Seller,

PAULING PROPERTIES LLC,

as the Colorado Owned Real Property Seller,

and

BAL SEAL ENGINEERING, INC.,

as the Company,

dated as of November 4, 2019

i

Exhibit A – Sample Statement

Exhibit B – Joint Press Release

Exhibit C – Form of R&W Insurance Policy

Exhibit D – Adjustment Escrow Agreement

Exhibit E – California Deed

Exhibit F – Legal Description of California Owned Real Property

Exhibit G – Colorado Deed

Exhibit H – Legal Description of Colorado Owned Real Property

Exhibit I – Transaction Bonus Recipients

Exhibit J – Owner’s Affidavit and Gap Indemnities

Exhibit K – Legal Description of Soccer Field

SECURITIES AND ASSET PURCHASE AGREEMENT

This SECURITIES AND ASSET PURCHASE AGREEMENT, dated as of November 4, 2019 (this “Agreement”), is made by and among Kaman Aerospace Group, Inc., a Connecticut corporation (the “Buyer”), Kaman Corporation, a Connecticut corporation, for the limited purposes of Section 10.22 (the “Guarantor”), Bal Seal Engineering, Inc., a California corporation or, following the consummation of the Restructuring, the limited liability company that will be the successor thereof (the “Company”), Peter J. Balsells, in his capacity as trustee of The Balsells Family Trust Dated October 1, 1985 – Trust A, as Wholly Amended And Restated June 5, 2019 (the “BF Trust”), 19650 Pauling, LLC, a California limited liability company (the “California Owned Real Property Seller”), and Pauling Properties LLC, a California limited liability company (the “Colorado Owned Real Property Seller”).

RECITALS

WHEREAS, as of the date hereof, the BF Trust owns 100% of the issued and outstanding capital stock of the Company (the “Shares”), the California Owned Real Property Seller owns the fee simple interest in the California Owned Real Property (as hereinafter defined), and the Colorado Owned Real Property Seller owns the fee simple interest in the Colorado Owned Real Property (as hereinafter defined);

WHEREAS, the BF Trust desires to form a new Delaware corporation (“Newco”) prior to the Closing and to contribute the Shares to Newco, such that the Company will become a wholly owned direct subsidiary of Newco treated as a qualified subchapter S subsidiary under Code section 1361(b)(3)(B), and Newco would, in turn, be owned directly by the BF Trust, and, after such contribution and prior to the Closing, the BF Trust desires to cause the Company to be converted into a California limited liability company in accordance with applicable Laws and the Company’s Organizational Documents (such contribution and conversion shall be referred to herein as the “Restructuring”);

WHEREAS, the parties desire to enter into this Agreement, pursuant to which (a) the BF Trust agrees to cause Newco to sell to the Buyer and the Buyer agrees to purchase from Newco the Interests, (b) the California Owned Real Property Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the California Owned Real Property Seller the California Owned Real Property (which, for the avoidance of doubt, shall not include the Soccer Field), and (c) the Colorado Owned Real Property Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Colorado Owned Real Property Seller the Colorado Owned Real Property;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller, and the Company to enter into this Agreement, the Guarantor is entering into this Agreement to guarantee the Buyer’s obligations under this Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article IX.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale . Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the BF Trust shall cause Newco to sell, assign, transfer, convey, and deliver the membership interests (the “Interests”) of the Company to the Buyer, and the Buyer shall purchase and acquire the Interests from Newco, (b) the California Owned Real Property Seller shall sell, assign, transfer, convey, and deliver the California Owned Real Property to the Buyer, and the Buyer shall purchase and acquire the California Owned Real Property from the California Owned Real Property Seller, and (c) the Colorado Owned Real Property Seller shall sell, assign, transfer, convey, and deliver the Colorado Owned Real Property to the Buyer, and the Buyer shall purchase and acquire the Colorado Owned Real Property from the Colorado Owned Real Property Seller, in each case, without setoff, deduction, or counterclaim.

Section 1.2 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, 31 West 52nd Street, New York, New York 10019 at 9:00 a.m. Eastern Time (a) on the third (3rd) Business Day, following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such closing conditions), or (b) at such other place or at such other time or on such other date as the parties mutually may agree in writing; provided, however, that it is the intention of the parties that the Closing will occur on a Friday. The day on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3 Purchase Price Adjustments.

(a) At least five (5) Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth (i) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time, (ii) a good-faith estimate of (A) the Company’s Net Working Capital (the “Estimated Net Working Capital”), (B) the sum of the Company’s Indebtedness plus the Indebtedness secured by the Existing Mortgages (the “Estimated Indebtedness”), (C) the Company’s Cash (the “Estimated Cash”), (D) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and (E) the Real Estate Prorations (the “Estimated Real Estate Prorations”), each determined as of the Reference Time in accordance with this Agreement, based on the Company’s books and records and other information available at the Closing, and (iii) on the basis of the foregoing, a calculation of the Estimated Net Purchase Price Amount and the Closing Payment, together with reasonably detailed supporting evidence of the calculation of the amounts reflected in the Preliminary

Closing Statement. Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash, Estimated Company Transaction Expenses, and Estimated Real Estate Prorations shall be calculated on a basis consistent with GAAP applied consistently with the Company’s historical accounting practices utilized in the preparation of the Financial Statements and the accounting principles, practices, assumptions, conventions, and policies set forth on Section 1.3(a)(iii) of the Company Disclosure Letter (collectively, the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash, the Company Transaction Expenses, and the Real Estate Prorations is set forth as Exhibit A (the “Sample Statement”).

(b) As promptly as practicable but in any event within sixty (60) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the BF Trust a statement (the “Final Closing Statement”) setting forth (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Closing Balance Sheet”), and (ii) a good faith calculation in reasonable detail of (A) the Company’s actual Net Working Capital (“Closing Net Working Capital”), (B) the sum of the Company’s actual Indebtedness plus the actual Indebtedness secured by the Existing Mortgages (“Closing Indebtedness”), (C) the Company’s actual Cash (“Closing Cash”), (D) the actual Company Transaction Expenses (“Closing Company Transaction Expenses”), and (E) the actual Real Estate Prorations (“Closing Real Estate Prorations”), each determined as of the Reference Time in accordance with this Agreement, together with reasonably detailed supporting evidence of the calculation of the amounts reflected in the Final Closing Statement. The Final Closing Statement shall be prepared on a basis consistent with the Sample Statement and the Applicable Accounting Principles and will take into account only the line items reflected on the Sample Statement. The parties hereto agree that the purpose of preparing the Closing Balance Sheet and determining Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, Closing Real Estate Prorations, and the Net Adjustment Amount (as defined in Section 1.3(g)), is to measure the amount of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, Closing Real Estate Prorations, and the Net Adjustment Amount as of the Reference Time in accordance with this Agreement, and such processes are not intended to permit the introduction of different or additional judgments, accounting methods (including with respect to accruals and reserves), policies, principles, practices, procedures, classifications, or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, Closing Real Estate Prorations, and the Net Adjustment Amount. The Final Closing Statement shall entirely disregard (i) any and all effects on the Company and its Subsidiaries (including the assets and liabilities of the Company and its Subsidiaries) as a result of the transactions contemplated hereby or any financing or refinancing arrangements entered into at any time by the Buyer or its Affiliates or any other transaction entered into by the Buyer or its Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, fundings, payments, or changes that the Buyer or its Affiliates initiates or makes or causes to be initiated or made after the Closing with respect to the Company and its Subsidiaries or their respective businesses or assets, or any facts or circumstances that are unique or particular to the Buyer or its Affiliates or any of their respective assets or liabilities.

(c) The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof by the Buyer to the BF Trust, unless, prior to the end of such thirty (30) day period, the BF Trust delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, and/or Closing Real Estate Prorations, as set forth in the Final Closing Statement (together with supporting documentation and illustrative calculations for any such dispute), which dispute shall only be made on the basis of mathematical error or the Buyer failing to prepare the Final Closing Statement in accordance with this Section 1.3 and the Applicable Accounting Principles.

(d) During the twenty (20) day period following delivery of a Notice of Disagreement by the BF Trust to the Buyer, the parties shall seek, in good faith, to resolve any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, and/or Closing Real Estate Prorations, as specified therein. Any disputed items resolved in writing between the BF Trust and the Buyer within such twenty (20) day period shall be final and binding with respect to such items and, if the BF Trust and the Buyer agree in writing on the resolution of each disputed item specified in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, and/or Closing Real Estate Prorations, the amounts so determined shall be final and binding on the parties for all purposes hereunder. All negotiations pursuant to this Section 1.3 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence. If the BF Trust and the Buyer have not resolved all such differences by the end of such twenty (20) day period, either the BF Trust or the Buyer shall submit within ten (10) days of the end of such period, in writing, all items set forth in the Final Closing Statement and Notice of Disagreement that remain in dispute (the “Disputed Items”) to Ernst & Young LLP or, if such firm is unable or unwilling to act, such other “big four” accounting firm (other than PricewaterhouseCoopers LLP or its Affiliates) as shall be agreed in writing by the BF Trust and the Buyer (the “Independent Accounting Firm”), to act in its capacity as an accounting expert (and not as an arbitrator) to resolve such Disputed Items in accordance with the standards set forth in this Section 1.3 and the terms of this Agreement, including the Applicable Accounting Principles. Each of the Buyer and the BF Trust shall have the opportunity to submit a written memorandum (but not testimony of witnesses and experts or affidavits) detailing its views as to the correct nature and amount of each Disputed Item and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, and/or Closing Real Estate Prorations. All submissions of documents or information to the Independent Accounting Firm shall be in writing and the party making such submission shall concurrently deliver a copy thereof to the other party. The Independent Accounting Firm shall make a written determination as to each such Disputed Item related to the calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, and/or Closing Real Estate Prorations. The Buyer and the BF Trust shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the BF Trust’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company

Transaction Expenses, and/or Closing Real Estate Prorations that are identified as being items and amounts to which the Buyer and the BF Trust have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the Disputed Items were determined in accordance with the Applicable Accounting Principles, and the Sample Statement, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any Disputed Item, the Independent Accounting Firm shall assign a value with respect to each item, which shall be equal to the value for such item claimed by either the Buyer or the BF Trust, and the Independent Accounting Firm may not assign a value to any item that is different from the value for such item claimed by either the Buyer or the BF Trust. There shall be no ex parte communications between any party (or its Representatives) and the Independent Accounting Firm. Neither the Buyer nor the BF Trust may disclose to the Independent Accounting Firm, and the Independent Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either the Buyer or the BF Trust, unless otherwise agreed by the Buyer and the BF Trust. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, and/or Closing Real Estate Prorations shall be based solely on written materials submitted by the Buyer and the BF Trust and solely in accordance with this Section 1.3 and the definitions and schedules relating hereto and not on the basis of an independent review. The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10(a).

(e) The fees and expenses of the Independent Accounting Firm shall be borne by the party that is not the prevailing party. A party shall be the prevailing party if the Independent Accounting Firm resolves a majority of the dollar amount of the Disputed Items in favor of such party. For example, if there are $200,000 of Disputed Items to be determined by the Independent Accounting Firm and the Independent Accounting Firm determines that the Buyer’s claims prevail with respect to $125,000 and the BF Trust’s claims prevail with respect to $75,000, then the Buyer would be the prevailing party. The fees and disbursements incurred by each party and its Representatives in connection with the preparation or review of the Final Closing Statement and any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Buyer and the BF Trust will, and will cause the Company (in the case of the BF Trust, prior to the Closing and, in the case of the Buyer, during the period from and after the Closing through the resolution of any adjustment to the Estimated Net Purchase Price Amount and determination of the Net Purchase Price Amount contemplated by this Section 1.3) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, and books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 1.3. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 1.3; provided that such accountants shall not be obligated to make any work papers available, except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed a customary agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital, as finally determined pursuant to this Section 1.3, minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness, as finally determined pursuant to this Section 1.3, plus (C) the Closing Cash, as finally determined pursuant to this Section 1.3, minus the Estimated Cash, plus (D) the Estimated Company Transaction Expenses minus the Closing Company Transaction Expenses, as finally determined pursuant to this Section 1.3, plus (E) the Closing Real Estate Prorations minus the Estimated Real Estate Prorations, as finally determined pursuant to this Section 1.3. The Estimated Net Purchase Price Amount shall be adjusted, upwards or downwards, as follows:

(i) If the Net Adjustment Amount is positive, the Net Purchase Price Amount shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall, promptly (but in any event within two (2) Business Days following the determination of the Net Adjustment Amount) (A) deliver to the Trustee nine percent (9%) of the Net Adjustment Amount, as determined by the BF Trust in its sole discretion, for deposit into the Trust by wire transfer of immediately available funds to the bank account designated in the Trust Agreement, and (B) pay to the BF Trust an amount equal to the remaining amount of the Net Adjustment Amount in accordance with Section 1.3(h); and

(ii) If the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this clause (ii) shall be deemed to be equal to the absolute value of such amount), the Net Purchase Price Amount shall be adjusted downwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to the Adjustment Escrow Amount. In such event, the Buyer and the BF Trust shall, promptly (but in any event within two (2) Business Days following the determination of the Net Adjustment Amount) deliver a joint written instruction to the Escrow Agent to pay to the Buyer from the Adjustment Escrow Account an amount equal to the Net Adjustment Amount and any remaining amount held by the Escrow Agent shall be paid in accordance with Section 1.3(h). In the event that the adjustment contemplated by this Section 1.3(g)(ii) results in amounts owed by the BF Trust to the Buyer, then, in such event, such payments shall be satisfied solely by release to the Buyer of such amounts from the Adjustment Escrow Account in accordance with this Section 1.3(g)(ii) and the Adjustment Escrow Agreement. In the event that the amounts owed by the BF Trust pursuant to this Section 1.3(g)(ii) exceed the Adjustment Escrow Amount, no further payment shall be owed by the BF Trust or any of its Affiliates.

(h) Payments in respect of Section 1.3(g) shall be made within two (2) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 1.3 by wire transfer of immediately available funds in United States dollars to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date. Promptly following the determination of the Net Adjustment Amount, and any payments made pursuant to Section 1.3(g), if there are any amounts remaining in the Adjustment Escrow Amount, then the Buyer and the BF Trust shall promptly (but in any event within two (2) Business Days following the determination of the Net Adjustment Amount) deliver a joint written instruction to the Escrow Agent to (A) pay to the Trust nine percent (9%) of such remaining amounts, as determined by the BF Trust in its sole discretion, by wire transfer of immediately available funds in United States dollars to one or more accounts designated in writing by the Trustee, and (B) pay to the BF Trust the remaining amounts by wire transfer of immediately available funds in United States dollars to one or more accounts designated in writing by the BF Trust. For the avoidance of doubt, neither the BF Trust nor any of its Affiliates shall have any liability for any amounts due pursuant to this Section 1.3, except to the extent of the funds available in the Adjustment Escrow Account.

(i) All real estate Taxes for the Owned Real Property (which, for the avoidance of doubt, shall not include transfer Taxes), whether paid in advance or in arrears, shall be prorated between the Buyer and the BF Trust (the net amount of such proration, which may be positive or negative, the “Real Estate Prorations”) as of the Reference Time, so that the Closing Date is a day of real estate tax expense for the Buyer with respect to the Owned Real Property.

Section 1.4 Payments for Interests and Owned Real Property.

(a) At the Closing, in exchange for the Interests held by Newco, the California Owned Real Property Seller’s interest in the California Owned Real Property, and the Colorado Owned Real Property Seller’s interest in the Colorado Owned Real Property, the Buyer shall, without setoff, deduction, or counterclaim:

(i) deliver, or cause to be delivered, to the BF Trust on behalf of all Selling Entities for further payment thereto (or, if and as designated in writing by the BF Trust, to any, some, or all of the Selling Entities), by wire transfer of immediately available funds in United States dollars to the bank account or bank accounts designated by the BF Trust to the Buyer at least two (2) Business Days prior to the Closing Date, an amount equal to the Closing Payment;

(ii) deliver, or cause to be delivered, to the Escrow Agent the Adjustment Escrow Amount for deposit into the Adjustment Escrow Account, by wire transfer of immediately available funds to the bank account designated in the Adjustment Escrow Agreement;

(iii) deliver, or cause to be delivered, to the Trustee the Estimated Transaction Bonus Trust Amount for deposit into the trust (the “Trust”) by wire transfer of immediately available funds to the bank account designated in the Trust Agreement;

(iv) on behalf of or at the direction of the Company, pay, or cause to be paid, or otherwise discharge, or cause to be discharged, any funded Indebtedness reflected on the Preliminary Closing Statement, in accordance with, and subject to receipt by the Buyer of, customary payoff letters, in form and substance reasonably acceptable to the Company and the Buyer, to be delivered by the Company at Closing (the “Indebtedness Payoff Letters”);

(v) on behalf of or at the direction of the California Owned Real Property Seller and/or the Colorado Owned Real Property Seller, pay, or cause to be paid, or otherwise discharge, or cause to be discharged, the Existing Mortgages (to the extent not previously paid off), in accordance with, and subject to receipt by the Buyer of, customary payoff letters, in form and substance reasonably acceptable to the Company and the Buyer, to be delivered by the California Owned Real Property Seller and/or the Colorado Owned Real Property Seller at Closing (the “Existing Mortgages Payoff Letters”);

(vi) on behalf of or at the direction of the Company, pay, or cause to be paid, Company Transaction Expenses reflected on the Preliminary Closing Statement to the applicable professionals and other payees reflected thereon, upon receipt of customary invoices or pay-off statements;

(vii) deliver, or cause to be delivered, a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Buyer, stating that the conditions specified in Section 7.2(a) and (b) have been satisfied;

(viii) deliver, or cause to be delivered, to the BF Trust a counterpart to the Adjustment Escrow Agreement duly executed by the Buyer; and

(ix) deliver, or cause to be delivered, to the BF Trust a counterpart to the Trust Agreement duly executed by the Buyer.

(b) At the Closing, the BF Trust shall deliver, or cause to be delivered, to the Buyer:

(i) all of Newco’s right, title and interest in and to the Interests;

(ii) a limited liability company membership interest assignment agreement evidencing the transfer of the Interests to the Buyer;

(iii) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company and a duly authorized officer of each Selling Entity, stating that the conditions specified in Section 7.3(a) and (b) have been satisfied;

(iv) letters of resignation, effective as of the Closing, duly executed by certain of the directors and officers of the Company and its Subsidiaries, as identified by the Buyer, in its sole discretion, at least five (5) Business Days prior to the anticipated Closing Date;

(v) a counterpart to the Adjustment Escrow Agreement duly executed by the BF Trust and the Escrow Agent;

(vi) an IRS Form W-9, duly executed by each of the Selling Entities, or owner of such Selling Entity, as applicable;

(vii) properly executed certificates prepared in accordance with Treasury Regulations Section 1.1445-2(b) and reasonably acceptable to the Buyer certifying the non-foreign status of each of the Selling Entities or owner of such Selling Entity, as applicable (“FIRPTA Certificate”);

(viii) copies of the executed Indebtedness Payoff Letters (drafts of which shall be provided to the Buyer no less than three (3) Business Days prior to the anticipated Closing Date);

(ix) to the extent the Existing Mortgages were not previously paid off, copies of the executed Existing Mortgages Payoff Letters;

(x) the California Deed, duly executed and notarized by the California Owned Real Property Seller;

(xi) an Owner’s Affidavit and Gap Indemnity, duly executed and notarized by the California Owned Real Property Seller;

(xii) such evidence of the California Owned Real Property Seller’s authority to convey the California Owned Real Property as may reasonably be requested by Fidelity National Title Insurance Company in order to issue an ALTA title insurance policy;

(xiii) the Colorado Deed, duly executed and notarized by the Colorado Owned Real Property Seller;

(xiv) an Owner’s Affidavit and Gap Indemnity, duly executed and notarized by the Colorado Owned Real Property Seller;

(xv) such evidence of the Colorado Owned Real Property Seller’s authority to convey the Colorado Owned Real Property as may reasonably be requested by Fidelity National Title Insurance Company in order to issue an American Land Title Association title insurance policy, expressly excluding any evidence relating to qualification to do business in the State of Colorado;

(xvi) a counterpart to the Trust Agreement duly executed by the BF Trust and the Trustee; and

(xvii) the BF Trust Affiliate Releases.

Section 1.5 Transaction Bonus Trust Amount. Following the Closing, J.P. Morgan Trust Company of Delaware shall act as the trustee (the “Trustee”) for the Transaction Bonus Trust Amount (it being understood that, if J.P. Morgan Trust Company of Delaware is unable or unwilling to serve as the Trustee, then the BF Trust shall, in its sole discretion, identify another trust entity to serve as the Trustee). The Transaction Bonus Trust Amount shall be held in the Trust by the Trustee in accordance with the Trust Agreement, the Company KERCP, and the Company NEICP, as applicable, and shall be used to compensate the Company KERCP Transaction Bonus Recipients and the Company NEICP Transaction Bonus Recipients, as

applicable, pursuant to the Company KERCP and the Company NEICP, as applicable. The Trustee shall hold the KERCP Transaction Bonus Amounts and the NEICP Transaction Bonus Amounts in separate trust accounts. The Transaction Bonus Trust Amount held in the Trust by the Trustee shall at all times remain subject to the claims of the general creditors of the Buyer or any of its Affiliates.

Section 1.6 Allocation of Purchase Price. For all Tax purposes, the Selling Entities and the Buyer shall allocate and determine the consideration payable pursuant to this Agreement (including any amounts payable after the Closing Date and any adjustments thereto): (i) first, between the Interests and the Owned Real Property, and (ii) next, the amount allocated to the Interests plus the amount of liabilities attributable to the Company treated as assumed for U.S. federal income Tax purposes among the assets of the Company. The BF Trust shall prepare and deliver to the Buyer, within ninety (90) days of the final determination of the Net Adjustment Amount pursuant to Section 1.3, a proposed allocation prepared in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. The Buyer shall have the right to review and comment on such proposed allocation, and shall return the proposed allocation with comments, if any, to the BF Trust, no later than thirty (30) days after receipt of such proposed allocation from the BF Trust. The BF Trust shall make changes to the proposed allocation as reasonably requested by the Buyer and the Buyer and the BF Trust shall work in good faith to resolve any such comments within ten (10) days from the date on which the BF Trust provides such comments. Any comments remaining in dispute at the conclusion of such ten (10) day period shall be submitted to the Independent Accounting Firm for resolution in accordance with the procedures set forth in Section 1.3(d), mutatis mutandis. The BF Trust and the Buyer shall (and shall cause their Affiliates to) report, act, and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the final allocation determined in accordance with this Section 1.6, and shall not take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the foregoing, except to the extent required pursuant to applicable Law.

Section 1.7 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as they are required to deduct and withhold with respect to the making of such payment under applicable Law. If, prior to the Closing, the Buyer or its Affiliates determine that any such deduction or withholding is so required (other than any withholding required as a result of the failure of a Selling Entity to furnish a FIRPTA Certificate), the Buyer will promptly notify the Selling Entities and shall in good faith cooperate and use their reasonable best efforts to eliminate or otherwise reduce any such deduction or withholding. The amounts so withheld shall be paid over to the applicable Governmental Authority, and such amounts shall be treated for purposes of this Agreement as having been paid to the Persons otherwise entitled thereto in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer hereby represents and warrants to the Selling Entities and the Company as follows:

Section 2.1 Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Connecticut and has all necessary corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

Section 2.2 Power and Authority. The Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the Buyer’s part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement and the other Transaction Documents to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 2.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any Organizational Document of the Buyer, (ii) assuming compliance with the matters referred to in Section 2.3(b), conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Contract to which the Buyer is a party; except, in the case of clause (ii) or (iii), for any such conflict, violation, breach, default, or other occurrence that would not have or reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust or competition Laws; (ii) for any filings required to made with the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) in accordance with the International Traffic in Arms Regulations (“ITAR”), 22 C.F.R. § 122.4; (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws; or (iv) where failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not have or reasonably be expected to have a Buyer Material Adverse Effect.

Section 2.4 Brokers. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Buyer for which the BF Trust, the Owned Real Property Sellers, the Company, or their Affiliates would be liable.

Section 2.5 Financial Resources. The Buyer has and will continue to have through the Closing access, including through its Affiliates, to sufficient funds to consummate the transactions contemplated hereby, to perform its obligations hereunder (including all payments to be made by it in connection herewith), to procure the R&W Insurance Policy, and to pay all expenses of the Buyer and its Affiliates related to this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby. The Buyer acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the transactions contemplated hereby, are not contingent upon its ability to obtain any financing.

Section 2.6 Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has completed its own independent investigation, review, and analysis regarding the Company and its Subsidiaries, the Owned Real Property, and the transactions contemplated hereby, which investigation, review, and analysis were conducted by the Buyer together with expert advisors that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to certain assets, properties, offices, plants and other facilities, books and records, and Representatives of the Company and its Subsidiaries, the California Owned Real Property Seller, and the Colorado Owned Real Property Seller and certain other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby. The Buyer has not relied and is not relying on any statement (including by omission), representation or warranty, oral or written, express or implied, made by or on behalf of the Selling Entities, the Company, or any of their respective Affiliates, or any Representatives of any of the foregoing, except for the representations and warranties set forth in Article III, Article IV, and Article V, in each case as modified by the Company Disclosure Letter, and in any certificate delivered pursuant to this Agreement or in any Transaction Document, and the Selling Entities and the Company, and each of their respective Affiliates and Representatives, expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, except as expressly and specifically set forth in Article III (as modified by the Company Disclosure Letter) with respect to representations made by the BF Trust as to itself, Article IV (as modified by the Company Disclosure Letter) with respect to representations made by the Owned Real Property Sellers, and Article V (as modified by the Company Disclosure Letter) with respect to representations made by the Company as to itself and its Subsidiaries. None of the Selling Entities, the Company, or any of their respective Affiliates, or any of their respective directors, officers, employees, equity holders, partners, members, managers, and Representatives or any other Person shall have any liability to the Buyer or any other Person resulting from the use of, or any reliance on, any information, documents, or materials made available to the Buyer or any of its Affiliates or Representatives, whether orally or in writing, in any confidential information presentation, “data rooms,” management presentations, due diligence discussions, or in any other form in expectation of the transactions contemplated by this Agreement, except in the event of Fraud. None of the Selling Entities, the Company, or their Affiliates, or any of their respective directors, officers, employees, equity holders, partners, members, managers, or Representatives, nor any other Person is making or has made, directly or indirectly, any representation or warranty or statement (including by omission) with respect to the accuracy or completeness of any such information, documents, or materials made available to (or otherwise acquired by) the Buyer or any of its Affiliates or Representatives (including any estimates, projections, or forecasts involving the Company or its Subsidiaries) or the viability or likelihood of success of the business of the Company and its Subsidiaries. The Buyer acknowledges that there are uncertainties in attempting to make such estimates, projections, and forecasts and that it takes responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, and forecasts). Without limiting the representations and warranties contained herein, the Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and its Subsidiaries and the Owned Real Property without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets and on an “as is” and “where is” basis, “with all faults”, and “subject to all defects.” The Buyer has no knowledge or reason to believe that any of the representations or warranties made by the Selling Entities or the Company are untrue, incomplete, or inaccurate in any respect as of the date hereof.

Section 2.7 Investment Intent. The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing, or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such applicable state securities Laws. The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment) and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 2.8 Solvency. Assuming in all material respects the accuracy of the representations and warranties set forth in Article III, Article IV and Article V and the satisfaction of the conditions in Section 7.3, immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and its Subsidiaries (including, following the Closing the Company and each of its Subsidiaries) will be Solvent both as of the Closing Date and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, shall mean that, as of any date of determination: (a) the amount of the “fair value” of the assets of such Person and its Subsidiaries, on a consolidated basis, will, as of such date, exceed the sum of the debt (including contingent and other liabilities) of such Person and its Subsidiaries, on a consolidated basis, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay their respective debts (including all contingent liabilities and all other fees and expenses incurred in connection with the transactions contemplated by this Agreement), (c) such Person and its Subsidiaries, on a consolidated basis, (i) have adequate capital to carry on their respective businesses and (ii) have capital that is not unreasonably small in relation to the businesses of such Person and its Subsidiaries, on a consolidated basis, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of the Buyer and its Subsidiaries (including the Company and each of its Subsidiaries).

Section 2.9 Exclusivity of Representations and Warranties. NEITHER THE BUYER NOR ANY OF ITS AFFILIATES NOR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY ON BEHALF OF, OR OTHERWISE RELATING TO, THE BUYER OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II OR IN A CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND THE BUYER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE BF TRUST

The BF Trust hereby represents and warrants to the Buyer as follows:

Section 3.1 Power and Authority. The BF Trust has the requisite trust power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the BF Trust of this Agreement and the other Transaction Documents to which it is a party and the consummation by the BF Trust of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary trust action, and no other proceedings on the BF Trust’s part are necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement and the other Transaction Documents to which the BF Trust is a party have been duly and validly executed and delivered by the BF Trust and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute the legal, valid, and binding obligations of the BF Trust, enforceable against the BF Trust in accordance with their terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

Section 3.2 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance by the BF Trust of this Agreement and the other Transaction Documents to which the BF Trust is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the trust agreement of the BF Trust, (ii) assuming compliance with the matters referred to in Section 3.2(b), conflict with or violate any Law applicable to the BF Trust or by which any property or asset of the BF Trust is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Contract to which the BF Trust is a party; except, in the case of clause (ii) or (iii), for any such conflict, violation, breach, default, or other occurrence that would not have or reasonably be expected to have a BF Trust Material Adverse Effect.

(b) The BF Trust is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by the BF Trust of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except: (i) for any filings required to be made under the HSR Act or applicable foreign antitrust or competition Laws; (ii) for any filings required to made with the DDTC in accordance with the ITAR, 22 C.F.R. § 122.4; (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws; or (iv) where failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not have or reasonably be expected to have a BF Trust Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.3 Ownership and Possession of Shares. The BF Trust is the record owner of, and holds all right, title, and interest in and to, the Shares, free and clear of any Encumbrance, other than (a) any Encumbrance under the Company’s Organizational Documents, which will be released or terminated at the Closing, (b) transfer restrictions under applicable federal or state securities Laws, and (c) Encumbrances created by the Buyer. The BF Trust has the right, authority, and power to sell, assign, and transfer the Shares to the Buyer. Upon delivery to the Buyer of certificates for the Shares at the Closing, the Buyer’s payment of the Net Purchase Price Amount applicable to the Shares and registration of the Shares in the name of the Buyer in the records of the Company, the Buyer, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, shall acquire good and valid title to the Shares, free and clear of any Encumbrance, other than Encumbrances created by the Buyer or its Affiliates.

Section 3.4 Brokers. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the BF Trust for which the Buyer, the Company or any of their Subsidiaries would be liable following the Closing.

Section 3.5 Exclusivity of Representations and Warranties. NEITHER THE BF TRUST NOR ANY OF ITS AFFILIATES (OTHER THAN THE COMPANY AND THE OWNED REAL PROPERTY SELLERS) NOR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY ON BEHALF OF, OR OTHERWISE RELATING TO, THE BF TRUST OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) OR IN A CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, AND THE BF TRUST HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE OWNED REAL PROPERTY SELLERS

The Owned Real Property Sellers, each as to itself only, hereby represents and warrants to the Buyer as follows:

Section 4.1 Organization. Each of the Owned Real Property Sellers is a limited liability company duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation.

Section 4.2 Power and Authority. Each of the Owned Real Property Sellers has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each of the Owned Real Property Sellers of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of the Owned Real Property Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other proceedings on the Owned Real Property Sellers’ part are necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement and the other Transaction Documents to which an Owned Real Property Seller is a party have been duly and validly executed and delivered by such Owned Real Property Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute the legal, valid, and binding obligations of such Owned Real Property Seller, enforceable against such Owned Real Property Seller in accordance with their terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance by each of the Owned Real Property Sellers of this Agreement and the other Transaction Documents to which such Owned Real Property Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any Organizational Document of such Owned Real Property Seller, (ii) assuming compliance with the matters referred to in Section 4.3(b), conflict with or violate any Law applicable to such Owned Real Property Seller or by which any property or asset of such Owned Real Property Seller is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract to which such Owned Real Property Seller is a party; except, in the case of clause (ii) or (iii), for any such conflict, violation, breach, default, or other occurrence that would not have or reasonably be expected to have a BF Trust Material Adverse Effect.

(b) Neither of the Owned Real Property Sellers is required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by such Owned Real Property Seller of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or applicable foreign antitrust or competition Laws, or (ii) where failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not have or reasonably be expected to have a BF Trust Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 4.4 Compliance with Law; Permits.

(a) Since January 1, 2017, except as would not be material to the Company and its Subsidiaries taken as a whole, each of the Owned Real Property Sellers has been in compliance with all Laws applicable to it. Since January 1, 2017, none of the Owned Real Property Sellers has received written notice alleging a material violation of or material liability or potential material responsibility under any such Laws. There are no Governmental Orders against or involving the Owned Real Property Sellers, except as would not be material to the Company and its Subsidiaries, taken as a whole, and the Owned Real Property Sellers are not in default in any material respect of any Governmental Order.

(b) Each of the Owned Real Property Sellers is in possession of and in compliance with all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, and other authorizations of any Governmental Authority necessary for each of the Owned Real Property Sellers to own the applicable Owned Real Property, except where the failure to have, or the suspension or cancellation of, or incompliance with, any of the foregoing would not have or reasonably be expected to have a Material Adverse Effect.

(c) No representation or warranty is made under this Section 4.4 with respect to Environmental Matters, which are covered exclusively by Section 4.7.

Section 4.5 Litigation. There is no Action by or against any of the Owned Real Property Sellers pending or, to the Knowledge of the Company, threatened in writing that would have or reasonably be expected to have a Material Adverse Effect.

Section 4.6 Real Property. The California Owned Real Property Seller has good and marketable fee simple title in and to the California Owned Real Property, and the Colorado Owned Real Property Seller has good and marketable fee simple title in and to the Colorado Owned Real Property, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances and the Existing Mortgages and any such exceptions that would not have or reasonably be expected to have a Material Adverse Effect. Neither the California Owned Real Property Seller nor the Colorado Owned Real Property Seller own fee simple title or interest in any equipment or personal property located upon or attached to, or used in connection with, the California Owned Real Property or the Colorado Owned Real Property, respectively (including without limitation furniture, equipment, inventories, supplies, signs and other tangible personal properties of every kind that would be located at or used in connection with the operation, maintenance or ownership of the California Owned Real Property or the Colorado Owned Real Property). No condemnation proceeding or proposed action or agreement for taking in lieu of condemnation with respect to the Owned Real Property is pending or, to the Knowledge of the Company, threatened in writing. Since January 1, 2017, except as would not be material to the Company and its Subsidiaries taken as a whole, each of the Owned Real Property Sellers has been in compliance with all restrictive covenants and easements of record applicable to it. Since January 1, 2017, neither of the Owned Real Property Sellers has received written notice alleging a material violation of or material liability or potential material responsibility under any such restrictive covenant or easement of record that remains uncured. Except for the US Leases, none of the Owned Real Property Sellers is party to any leases or subleases granting to any party or parties the right of use or occupancy of any portion of any parcel of Owned Real Property, and there are no other Persons, other than the Company occupying such Owned Real Property. There are no (i) unrecorded outstanding options, rights of first offer or first negotiation, or rights of first refusal entered into by the California Owned Real Property Seller or the Colorado Owned Real Property Seller in favor of any other Person to purchase the California Owned Real Property or the Colorado Owned Real Property, respectively, or any material portion thereof or material interest therein or (ii) unrecorded pending contracts for the sale or ground lease of the California Owned Real Property or the Colorado Owned Real Property or any portion thereof entered into by the California Owned Real Property Seller or the Colorado Owned Real Property Seller, respectively. Except as may be set forth in any document of record, to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not give rise to any third parties having the right to acquire the California Owned Real Property or the Colorado Owned Real Property, respectively, or any material portion thereof or material interest therein.

Section 4.7 Environmental Matters.

(a) Except as set forth in Section 4.7(a) of the Company Disclosure Letter, (i) the Owned Real Property is and, except for matters which have been resolved, has been in compliance, in all material respects, with all applicable Environmental Laws material to the Owned Real Property, and the Owned Real Property Sellers have obtained and are in compliance, in all material respects, with all Environmental Permits material to the Owned Real Property, (ii) there are no written claims alleging violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened in writing against or affecting the Owned Real Property or against the Owned Real Property Sellers; and (iii) there are no circumstances or conditions, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any material liability under Environmental Law against or affecting the Owned Real Property or against the Owned Real Property Sellers.

(b) The Owned Real Property Sellers have delivered or otherwise made available for inspection to the Buyer copies of any material environmental reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, analyses, tests or monitoring in the possession of the Owned Real Property Sellers pertaining to the Owned Real Property.

Section 4.8 Brokers. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of any of the Owned Real Property Seller for which the Buyer, the Company, or any of their Subsidiaries would be liable following the Closing.

Section 4.9 Exclusivity of Representations and Warranties. NEITHER OF THE OWNED REAL PROPERTY SELLERS NOR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES (OTHER THAN THE COMPANY AND THE BF TRUST) NOR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY ON BEHALF OF, OR OTHERWISE RELATING TO, ANY OF THE OWNED REAL PROPERTY SELLERS OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND EACH OF THE OWNED REAL PROPERTY SELLERS HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the confidential Company disclosure letter delivered to the Buyer concurrently herewith (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer as follows:

Section 5.1 Organization and Qualification. Each of the Company and its Subsidiaries is (a) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all necessary corporate, or other legal entity, as the case may be, power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted and (b) duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except, where the failure to be so qualified or licensed or in good standing would not have or reasonably be expected to have a Material Adverse Effect. The Company has provided or otherwise made available to the Buyer copies of the certificate of incorporation and bylaws of the Company in effect as of the date hereof.

Section 5.2 Power and Authority. The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other proceedings on the

Company’s part are necessary to authorize the execution, delivery, or performance of this Agreement. This Agreement and the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any Organizational Document of the Company, (ii) assuming compliance with the matters referred to in Section 5.3(b), conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or result in the creation of any Encumbrance upon any property or assets of the Company pursuant to, any Material Contract to which the Company is a party or by which its assets are bound; except, in the case of clause (iii), as set forth in Section 5.3(a)(iii) of the Company Disclosure Letter and, in the case of clauses (ii) or (iii), for any such conflict, violation, breach, default, or other occurrence (x) that would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, or (y) that results solely from the fact that Buyer is party to the transactions contemplated hereby.

(b) The Company is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or applicable foreign antitrust or competition Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.4 Capitalization.

(a) The authorized and outstanding capital stock of the Company, as of the date hereof, are as set forth in Section 5.4(a) of the Company Disclosure Letter. All of the outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued, and are fully paid, and nonassessable, and were issued in compliance with all applicable Laws, and (ii) are free and clear of any Encumbrances, other than (A) Encumbrances that shall be released or terminated on or prior to the Closing; (B) transfer restrictions under applicable federal or state securities Laws, and (C) Encumbrances created by the Buyer. There are no outstanding bonds, debentures, notes, or other Indebtedness that entitles the holders thereof to vote (or that are convertible or exercisable for or exchangeable into securities that entitle the holders thereof to vote) with holders of capital stock of the Company on any matter. There are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any capital stock of the Company, or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.

(b) The authorized and outstanding capital stock, membership interests, or other equity interests of each of the Subsidiaries of the Company, as of the date hereof, are as set forth in Section 5.4(b) of the Company Disclosure Letter. All of the outstanding shares of capital stock, membership interests, or other equity interests of the Subsidiaries of the Company (i) have been duly authorized and validly issued, and are fully paid, and nonassessable, and were issued in compliance with all applicable Laws, and (ii) are free and clear of any Encumbrances, other than (A) Encumbrances that shall be released on or prior to the Closing; (B) transfer restrictions under applicable federal or state securities Laws, and (C) Encumbrances created by the Buyer. There are no outstanding obligations, options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any kind relating to the capital stock, membership interests, or other equity interests of the Subsidiaries of the Company or obligating the Subsidiaries of the Company to issue or sell any capital stock, as applicable, of, or any other interest in, the Subsidiaries of the Company.

Section 5.5 Shares. Except as set forth in Section 5.5 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership, or similar interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for any such equity, partnership, membership, or similar interest in any Person.

Section 5.6 Financial Statements; No Undisclosed Liabilities.

(a) Section 5.6(a) of the Company Disclosure Letter sets forth true and complete copies of (x) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2018, and December 31, 2017, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flows of the Company and its Subsidiaries for the fiscal year then ended (collectively referred to as the “Financial Statements”) and (y) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2019 (the “Balance Sheet”), and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flows of the Company and its Subsidiaries for the fiscal period then ended (collectively referred to as the “Interim Financial Statements”). Except as set forth on Section 5.6(a) of the Company Disclosure Letter, each of the Financial Statements and the Interim Financial Statements (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries (taken as a whole) as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal year-end adjustments, in the case of each of clauses (A) and (B), none of which are, individually or in the aggregate, reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) There are no debts, liabilities, or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities, or obligations (i) reflected or reserved against in the Interim Financial Statements or the Financial Statements (or disclosed in any notes thereto), (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iii) for Taxes, (iv) arising from the transactions contemplated by this Agreement or arising from any matters described in the Company Disclosure Letter, (v) set forth on Section 5.6(b) of the Company Disclosure Letter, or (vi) that would not have or reasonably be expected to have a Material Adverse Effect.

(c) Except as would not have or reasonably be expected to have a Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) the Company’s transactions are executed in accordance with management’s general or specific authorizations, (ii) the Company’s transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with GAAP consistently applied and as adjusted by the Applicable Accounting Principles and to maintain accountability for assets of the Company, (iii) access to assets of the Company is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.7 Absence of Certain Changes or Events. Except as set forth on Section 5.7 of the Company Disclosure Letter, since the date of the Balance Sheet, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any event, condition, change, or effect that has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, and except as set forth in Section 5.7 of the Company Disclosure Letter and except as expressly contemplated by this Agreement, since the date of the Balance Sheet, the Company and its Subsidiaries have not taken any action that would have been prohibited by or required consent of Buyer under Section 6.1 if it had been taken after the date hereof and prior to the Closing Date.

Section 5.8 Title to Properties and Assets; Sufficiency of Assets.

(a) The Company has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned by the Company as of the date of the Balance Sheet and material to the Company and its Subsidiaries taken as a whole, free and clear of all Encumbrances, except (i) for Permitted Encumbrances or assets disposed of in the ordinary course of business since the date of the Balance Sheet or (ii) as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the assets and properties owned or leased by the Company and its Subsidiaries, or to which any of the Company or its Subsidiaries have license or possess the legal right to use, taken together with the California Owned Real Property and the Colorado Owned Real Property: (i) are sufficient to enable each of the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries immediately after the Closing in all material respects in the same manner as currently conducted as of the date hereof and (ii) constitute all of the material assets and properties related to such business of the Company and its Subsidiaries as currently conducted as of the date hereof that are owned or leased by any of the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller or any of their Affiliates, or to which any of the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller or any of their Affiliates have license or possess the legal right to use.

Section 5.9 Compliance with Law; Permits.

(a) Since January 1, 2017, except as would not be material to the Company and its Subsidiaries taken as a whole, each of the Company and its Subsidiaries has been and is in compliance with all Laws applicable to it in all material respects.

(b) Since January 1, 2017, none of the Company or any of its Subsidiaries has received written notice alleging a material violation of or material liability or potential material responsibility under any such Laws. There are no Governmental Orders against or involving the Company or any of its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole, and the Company and its Subsidiaries are not in material default of any Governmental Order.

(c) Since January 1, 2017, none of the Company or any of its Subsidiaries has been subject to any of the following, either on its own behalf or on behalf of a customer: (i) recalls requested or ordered by the United States Food and Drug Administration (“FDA”), (ii) inspections or investigations by the FDA or the Department of Justice, and (iii) responding to an untitled letter, warning letter, or any other communication from FDA.

(d) Each of the Company and its Subsidiaries is in possession of and in compliance with all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, and other authorizations of any Governmental Authority material to the Company and its Subsidiaries, taken as a whole, to operate its properties and to carry on its business as currently conducted (the “Permits”). Each such Permit is valid and in full force and effect and neither the Company nor any of its Subsidiaries is in default under any Permit, except as would not be or reasonably expected not to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in material default or material violation (and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default or material violation) of any term, condition, or provision of any Permit. The Company has not received written notice of any proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation, or modification of any Permit that is required for the operation of the business of the Company and its Subsidiaries as presently conducted.

(e) No representation or warranty is made under this Section 5.9 with respect to Environmental Matters, ERISA or Employee Plans, Labor and Employment Matters, or Taxes, which are covered exclusively by Section 4.7, Section 5.12, Section 5.13, Section 5.18, and Section 5.19, respectively.

Section 5.10 Litigation. Except as set forth on Section 5.10 of the Company Disclosure Letter, there is no Action against or involving the Company or any of its Subsidiaries, or any of their respective properties or rights, pending or, to the Knowledge of the Company, threatened that is material to the Company and its Subsidiaries, taken as a whole.

Section 5.11 Inventory; Equipment.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the inventory of the Company and its Subsidiaries (the “Inventory”) consists of items of a quantity and quality, usable, marketable, and saleable in the ordinary course of business. Except as would not reasonably be expected to have a Material Adverse Effect, no Inventory has been consigned to others or is on consignment from or is owned by others. Except as would not reasonably be expected to have a Material Adverse Effect, since the date of the Balance Sheet, the Company and its Subsidiaries have continued to replenish inventories in a normal and customary manner consistent with past practice. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries has received written notice (or, to the Knowledge of the Company, oral notice) that it will experience in the foreseeable future any material difficulty in obtaining, in the desired quantity and quality the raw materials, supplies or component products required for the manufacture, assembly, or production of its products.

(b) The material equipment of the Company is in operating condition in the ordinary course of business, normal wear and tear excepted, and has been maintained in accordance with prudent business practices and no such maintenance has been deferred, in each case except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Employee Benefit Plans.

(a) Section 5.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Employee Plan. For purposes of this Agreement, “Employee Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material employment or employee benefit plan, program, policy, arrangement or agreement, including any compensation, stock option, stock purchase or other stock or stock-based compensation, deferred compensation, severance, change in control, retention, incentive compensation, health or other medical, dental, life, disability employment, termination, welfare, supplemental unemployment benefit, bonus, pension, retirement or post-retirement, savings, profit-sharing, fringe benefit or other similar compensation or employee benefit plan, program, policy, arrangement or agreement, in each case, whether written or unwritten and whether or not subject to ERISA, that is maintained, administered, sponsored by, participated in, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any material liability. With respect to each Employee Plan, the Company has made available to the Buyer a true and complete copy of, as applicable, (i) the Employee Plan and all amendments thereto (including a written description of the material provisions of each unwritten Employee Plan), (ii) each trust, insurance, annuity or other funding vehicle, (iii) the most recent financial statements and actuarial or other valuation reports, (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, (v) the most recent summary plan description and any material modification and (vi) any non-routine correspondence with a Governmental Authority during the last two (2) years.

(b) Except as set forth on Section 5.12(b), of the Company Disclosure Letter, (i) each Employee Plan has been established, maintained, funded, administered and operated in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened by, of on behalf of, any Employee Plan or otherwise involving any such Employee Plan and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified (or has pending, or has time remaining in which to file, an application for such determination from the IRS) and, to the Knowledge of the Company, no event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(d) None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has, in the last six (6) years, maintained, sponsored, contributed to or had any obligation to maintain, sponsor or contribute to or is reasonably expected to have any liability with respect to: (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 4971 of the Code; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA); (iv) a multiple employer plan (within the meaning of Section 210(a), Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (v) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e) To the Knowledge of the Company, no “party in interest” or “disqualified person” with respect to the Employee Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(f) No Employee Plan provides for post-employment health, welfare or life insurance benefits, except to the extent required by Section 4980B of the Code or any similar Law.

(g) Except as set forth on Section 5.12(g) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) would reasonably be expected to result in (i) any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries becoming entitled to severance pay or any similar payments or benefits, (ii) the acceleration of the funding, time of payment or vesting, or an increase in the amount, of any compensation due to any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries or (iii) the renewal or extension of the term of any Employee Plan regarding the compensation or benefits of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries. Except as set forth on Section 5.12(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) would reasonably be expected to result in any “excess parachute payment” subject to Section 280G of the Code.

(h) Except as set forth on Section 5.12(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(i) Each International Plan (i) has been established, operated, maintained and administered in compliance in all material respects with its terms and the requirements of applicable Law; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities in all material respects, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such International Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any International Plan, or otherwise involving any such International Plan or the assets of any International Plan, other than routine claims for benefits.

Section 5.13 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by, or in the process of negotiating, any labor or collective bargaining Contract with any labor union, labor organization, employee association or works council (each, a “Collective Agreement”) that pertains to current employees of the Company or any of its Subsidiaries and no labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries represents employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has made a pending demand for recognition or certification. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that would reasonably be expected to affect the Company or any of its Subsidiaries threatened, pending or under discussion with any labor organization, employee association or works council. Since January 1, 2017, there have been no actual or, to the Knowledge of the Company, threatened organizing campaigns, labor disputes, strikes, lockouts, work slowdowns, work stoppages or material grievances or arbitrations against or affecting the Company or any of its Subsidiaries.

(b) Except for any non-compliance that is not material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Section 5.13(b) of the Company Disclosure Letter, the Company and its Subsidiaries are, and at all times since January 1, 2017, have been, in compliance in all material respects with (i) all Collective Agreements, employment agreements, employment policies, employee handbooks, codes of conduct, and severance agreements, in each case, to which any of the Company or its Subsidiaries is party or bound and (ii) all applicable Laws respecting labor, employment and employment practices, and terms and conditions of employment, including workplace discrimination and harassment, sexual harassment, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, affirmative action, plant closures and layoffs, employee and worker classification and wages and hours, and are not, and have not since January 1, 2017, engaged in any unfair labor practice. The Company and its Subsidiaries are not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business.

(c) The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(d) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other material obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e) None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or individual independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment by either (i) an officer of the Company or its Subsidiaries or (ii) a Key Employee. To the Knowledge of the Company, since January 1, 2015, no allegations of sexual harassment have been made against (i) any officer of the Company or its Subsidiaries or (ii) a Key Employee.

(f) Except as set forth on Section 5.13(f) of the Company Disclosure Letter, to the Knowledge of the Company, each individual who is currently providing services to the Company or any of its Subsidiaries, or who, since January 1, 2017, provided services to the Company or any of its Subsidiaries, as an independent contractor or consultant is and has been properly classified and properly treated as an independent contractor or consultant by the Company or its Subsidiaries. To the Knowledge of the Company, no individual who is currently providing services to the Company or any of its Subsidiaries through a third party service provider, or who, since January 1, 2017, provided services to the Company or any of its Subsidiaries through a third party service provider, is or has been an employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other Person.

(g) The Company and its Subsidiaries are and, since January 1, 2017 have been, in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law (“WARN”) relating to plant closings and layoffs.

(h) To the Knowledge of the Company, the execution of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not result in any breach or other violation of any employment agreement, consulting agreement or Collective Agreement to which the Company or its Subsidiaries is a party or bound.

(i) No Key Employee is under notice of dismissal from the Company or any of its Subsidiaries and, to the Knowledge of the Company, no Key Employee has provided notice of an intention to terminate his or her employment.

Section 5.14 Insurance. Section 5.14 of the Company Disclosure Letter sets forth a true and complete list of (a) all material insurance policies in force as of the date hereof with respect to the Company and its Subsidiaries or any of their respective directors, officers, employees, properties or assets, including policies of property, fire, theft, workers compensation, employee fidelity/crime, malpractice, professional liability and other casualty and liability insurance policies (the “Insurance Policies”) and (b) a description of any material self-insurance arrangements in effect with respect to the Company and its Subsidiaries. The Company has made available to the Buyer a brief summary of the coverage and material terms of each such policy. Each Insurance Policy is in full force and effect; all premiums due thereon have been paid in full; and neither the Company nor any of its Subsidiaries (i) is in material breach or material default thereunder; (ii) has failed to give notice of any material claim under any of the Insurance Policies in timely fashion; or (iii) has received a written notice of cancellation with respect to any of the Insurance Policies. Except as would not reasonably be expected to have a Material Adverse Effect, there are no claims, or incidents that could give rise to claims, other than as disclosed by the BF Trust or the Company to the Buyer; and all incidents known to the Company or its Subsidiaries that occurred prior to the Closing and that would reasonably be expected to result in a claim after the Closing have been notified to the relevant insurer.

Section 5.15 Real Property. Section 5.15 of the Company Disclosure Letter lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee, and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or one of its Subsidiaries has a valid, subsisting, and enforceable leasehold estate or other occupancy right in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not have or reasonably be expected to have a Material Adverse Effect. Each Lease is a valid and binding agreement of the Company or one of its Subsidiaries, in full force and effect, and is enforceable against the Company or one of its Subsidiaries in accordance with its terms. No condemnation proceeding or proposed action or agreement for taking in lieu of condemnation with respect to the Leased Real Property is pending or, to the Knowledge of the Company, threatened in writing. No material monetary or non-monetary default or breach by the Company or one of its Subsidiaries, nor any event with respect to the Company or one of its Subsidiaries that with notice or the passage of time would result in a material monetary or non-monetary default or breach, has occurred under any lease or other agreement for the use or occupancy of any parcel of Leased Real Property and remains uncured and, to the Knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder and remains uncured. Except as set forth in Section 5.15 of the Company Disclosure Letter, no consent under any Lease is required in connection with the consummation of the transactions contemplated hereby.

Section 5.16 Intellectual Property.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a true and complete list of all patents and patent applications, registered trademarks and applications to register any trademarks, and registered copyrights and applications for registration of copyrights, in each case, owned by the Company or any of its Subsidiaries. The Intellectual Property set forth in Section 5.16(a) of the Company Disclosure Letter is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company exclusively owns and possesses, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title, and interest in and to (i) the Intellectual Property set forth in Section 5.16(a) of the Company Disclosure Letter, except as otherwise set forth in Section 5.16(a) of the Company Disclosure Letter and (ii) all other Intellectual Property that is material (individually or in the aggregate) to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries ((i) and (ii) collectively, “Company Material Owned IP”).

(b) Except as set forth in Section 5.16(b) of the Company Disclosure Letter, since January 1, 2017, no written claim has been asserted or, to the Knowledge of the Company, threatened (i) that the conduct of business by or on behalf of the Company or any of its Subsidiaries, including the use or exploitation by or on behalf of the Company or any of its Subsidiaries of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party, (ii) challenging any Company Material Owned IP or (iii) seeking indemnification from the Company or any of its Subsidiaries with respect to any Intellectual Property matter. The conduct of business by or on behalf of the Company and its Subsidiaries, including the development, manufacture, sale, distribution, or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, does not infringe upon, misappropriate or otherwise violate any Intellectual Property (other than patents and patent applications) or, to the Knowledge of the Company, any patents or patent applications of any third party, which infringement, misappropriation, or violation is not material to the Company and its Subsidiaries, taken as a whole.

(c) Except as set forth in Section 5.16(c) of the Company Disclosure Letter, since January 1, 2019, no written claim has been asserted or threatened by the Company or any of its Subsidiaries (i) that the conduct of business by or on behalf of any third party, including the use or other exploitation by or on behalf of such third party of any Intellectual Property, infringes upon, misappropriates or otherwise violates Intellectual Property owned or controlled by the Company or its Subsidiaries, (ii) challenging any Intellectual Property owned by a third party or (iii) seeking indemnification from any third party with respect to any Intellectual Property matter. To the Knowledge of the Company, since January 1, 2017, except as set forth in Section 5.16(c) of the Company Disclosure Letter, no third party is or has infringed upon, misappropriated or otherwise violated any Company Material Owned IP.

(d) Except as set forth on Section 5.16(d) of the Company Disclosure Letter, there are no forbearances to sue, consents, orders, settlement agreements or similar obligations to which the Company or any of its Subsidiaries is a party or is subject that (i) restrict the Company’s or any of its Subsidiaries’ rights to use or otherwise exploit any material Intellectual Property; (ii) materially restrict the Company’s or any of its Subsidiaries’ business or conduct in order to accommodate a third Person’s Intellectual Property; or (iii) permit third Persons to use any Company Material Owned IP.

(e) The Company and its Subsidiaries take and haven taken commercially reasonable actions to protect the confidentiality of, and their proprietary rights in, their material trade secrets and other material confidential information, as well as trade secrets and other confidential information of third parties in their possession, in all material respects, and to the Knowledge of the Company, except as set forth in Section 5.16(e) of the Company Disclosure Letter, there has been no material unauthorized access, disclosure or use of, by any third party, nor loss of the Company’s and its Subsidiaries’ proprietary rights in, any such trade secrets or other confidential information.

(f) Except with respect to Intellectual Property that is not material to the Company’s and its Subsidiaries’ products and services, taken as a whole, or otherwise to their businesses, taken as a whole, the Company and its Subsidiaries have secured, pursuant to proprietary information and invention disclosure and assignment Contracts in the forms of agreement disclosed to Buyer, from all of their employees and consultants who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Material Owned IP, unencumbered and unrestricted exclusive ownership of all such contributions by all such employees or consultants, as applicable, that the Company or its Subsidiaries does not already own by operation of Law, and all such employees and consultants, as applicable, are subject to customary confidentiality obligations with respect to the Company’s and its Subsidiaries’ Intellectual Property and has not retained any rights with respect to their contributions.

(g) Since January 1, 2017, there have been no disruptions in the operation of the software and IT systems and assets used by the Company and its Subsidiaries (collectively, “Company IT Assets”), or impairment of data, that adversely affected the business of the Company and its Subsidiaries, taken as a whole, in any material respect.

(h) Except as set forth on Section 5.16(h) of the Company Disclosure Letter, with regard to Company Material Owned IP with respect to (a) bespoke equipment and automated production line software and systems; (b) proprietary materials and material blends; (c) product designs and (d) any other material manufacturing or design and development technology and know-how, including in the case of software, source code, (collectively, “Sensitive Proprietary Technology”): (i) neither the Company nor any of its Subsidiaries has assigned, licensed, or disclosed (except for any such information obtained through lawful reverse engineering), and does not have any obligation to assign, license, or disclose (except for any such information obtained through lawful reverse engineering), any such Sensitive Proprietary Technology, to any third Person, including any escrow agent or competitor of the Company or its Subsidiaries, other than limited portions thereof to vendors and service providers that are not competitors of the Company or its Subsidiaries, solely for purposes of providing products or services to the Company or any of its Subsidiaries; (ii) no software included in the Sensitive Proprietary Technology constitutes, depends on, includes, is derived from, linked to or distributed with any copyleft software and (iii) there are no restrictions on the disclosure, use, licensing, transfer or enforcement by the Company or any of its Subsidiaries of the Sensitive Proprietary Technology.

Section 5.17 Cybersecurity and Privacy/Data Protection. Except as set forth in Section 5.17 of the Company Disclosure Letter, the Company and its Subsidiaries have maintained, in all material respects, appropriate plans, policies, procedures and associated administrative, technical, organizational and physical safeguards (including valid data transfer mechanisms) to protect the Company IT Assets, Personal Information and other material data relating to the business of the Company and its Subsidiaries. Except as set forth in Section 5.17 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2017, have been, in compliance with applicable Privacy/Cybersecurity Requirements in all material respects, and (i) have implemented all appropriate policies, notices and procedures in relation to the processing and transfer of personal data, and carrying out regular testing, audits or other mechanisms to ensure and monitor compliance with such policies and procedures to demonstrate compliance with applicable Privacy/Cybersecurity Requirements; (ii) have appointed a data protection officer; (iii) have maintained and kept complete and accurate records of all its personal data processing activities as required under Privacy/Cybersecurity Requirements; (iv) have issued fair processing notices to the relevant data subjects in accordance with Privacy/Cybersecurity Requirements; and (v) have obtained all appropriate consents, approvals and/or authorization to process and transfer such personal data lawfully and in accordance with Privacy/Cybersecurity Requirements. Since January 1, 2017, no Person has gained unauthorized access in any material respect, including any such access reportable to a Governmental Authority under applicable Law, to the Company IT Assets or Personal Information or other material data relating to their business transmitted by or stored on any Company IT Assets or otherwise possessed or controlled by or for the Company or its Subsidiaries, or used, accessed or disclosed any such Company IT Assets, Personal Information or other data for any illegal or unauthorized purpose. Except as set forth in Section 5.17 of the Company Disclosure Letter, each of the Company and its Subsidiaries (i) have materially aligned themselves to relevant cybersecurity standards, (ii) have conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and have resolved or remediated any material data security issues or vulnerabilities identified and (iii) have implemented business continuity and disaster recovery plans and security, maintenance, backup, and virus and malicious device scanning and protection measures with respect to the Company IT Assets. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice of any claims, and there have been no Actions (including any investigation or written notice), from any Governmental Authority or any other Person alleging either a violation of any Person’s privacy rights or Personal Information or data rights, or breach or compromise of Privacy/Cybersecurity Requirements. The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements in any material respect.

Section 5.18 Taxes.

(a) All material Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are true, correct and complete in all material respects.

(b) Except as set forth on Section 5.18(b) of the Company Disclosure Letter, all Taxes due and owing by the Company and its Subsidiaries (whether or not shown to be payable on such Tax Returns) have been paid.

(c) No deficiency for any material amount of Taxes has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled, or withdrawn.

(d) There are no Tax liens on the assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(e) No U.S., federal, state or local or foreign Tax audits or administrative or judicial Tax proceedings are pending or, to the Knowledge of the Company, proposed with respect to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax and which is currently in effect.

(f) Neither the Company nor any of its Subsidiaries has (i) ever been a party to any Tax sharing or similar agreement with any other Person other than agreements with customers, vendors, lenders, lessors and the like entered into in the ordinary course of business for which Taxes are not the principal subject matter, (ii) any Liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by operation of law or otherwise or (iii) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(g) Neither the Company nor any of its Subsidiaries has a “permanent establishment” (within the meaning of an applicable income tax treaty) or similar taxable nexus in a non-U.S. jurisdiction, and no written claim has ever been made to the Company or any of its Subsidiaries by a taxing authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations § 1.6011-4.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries is, or has been, a party to a transaction or agreement that violates the Tax rules on transfer pricing in any relevant jurisdiction in any material respect. Except as set forth in Section 5.18(j) of the Company Disclosure Letter, the Company and each of its Subsidiaries has maintained documentation (including applicable transfer pricing studies) in connection with any related party transactions to the extent required under applicable Tax Law.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made prior to the Closing, (B) any prepaid amount received prior to the Closing, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law) entered into prior to the Closing, or (D) a change in the method of accounting made prior to the Closing.

(l) For the period beginning January 1, 1993 and ending immediately prior to the Restructuring, the Company has been and will be an S corporation, within the meaning of Section 1361(a) of the Code (“S Corporation”), for which a valid election under Section 1362 of the Code is and has been in effect. Following the consummation of the Restructuring, the Company will be classified as an entity that is disregarded as separate from its owner (within the meaning of Treasury Regulations section 301.7701-3(b)(i)) for U.S. federal and applicable state income Tax purposes.

(m) Each of Bal Seal Engineering Europe BV and Bal Seal Asia Ltd is, and has been since the time of its organization, classified as an entity that is disregarded as separate from its owner (within the meaning of Treasury Regulations section 301.7701-3(b)(i)) for U.S. federal and applicable state income Tax purposes. ASC Continental AG is classified as a corporation for U.S. federal and applicable state income Tax purposes.

Section 5.19 Environmental Matters.

(a) Except as set forth in Section 5.19(a) of the Company Disclosure Letter, (i) the Company and its Subsidiaries are and, except for matters which have been resolved, have been in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession of, and compliance, in all material respects, with all terms of, all Environmental Permits, (ii) there are no written claims alleging violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries; and (iii) there are no circumstances or conditions, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any material liability under Environmental Law affecting the Company and its Subsidiaries, taken as a whole.

(b) The Company has delivered or otherwise made available for inspection to the Buyer copies of any material environmental reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, analyses, tests or monitoring in the possession of the Company pertaining to the Company.

(c) The representations and warranties contained in Section 4.7 above and this Section 5.19, together with the representations and warranties contained in Section 5.3 (No Conflict; Required Filings and Consents); Section 5.6 (Financial Statements; No Undisclosed Liabilities), Section 5.7 (Absence of Certain Changes or Events), and Section 5.8 (Title to Properties and Assets; Sufficiency of Assets), are the sole representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental health, or safety matter, including natural resources, related to the Company, its Subsidiaries, the Owned Real Property Sellers, and/or the Owned Real Property.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to pollution or protection of the environment or the protection of human health and safety from the presence of Hazardous Materials, including Laws relating to: (i) the exposure to, or releases or threatened releases of, Hazardous Materials; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

(ii) “Environmental Permits” means all Permits under any Environmental Law.

(iii) “Hazardous Material” means (i) any material, substance, chemical, or waste (or combination thereof) that (A) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment or (B) can form the basis of any Liability under any Law relating to pollution, waste, or the environment; and (ii) any petroleum, petroleum products, per- and polyfluoroalkyl substances (including those substances referred to as PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.

Section 5.20 Material Contracts.

(a) Section 5.20(a) of the Company Disclosure Letter lists each of the following written Contracts of the Company and its Subsidiaries (such Contracts as described in this Section 5.20(a), being “Material Contracts,” other than any Contracts evidencing, or otherwise entered into in connection with, the Leased Real Property or the Owned Real Property and any Employee Plan, none of which shall be, or be deemed to be, a Material Contract hereunder):

(i) all Contracts that provide for payment or receipt by the Company or any of its Subsidiaries of more than $500,000 per calendar year, including any such Contracts with customers or clients;

(ii) all Contracts relating to indebtedness for borrowed money in excess of $500,000 or other guaranty of any obligation in excess of $500,000;

(iii) all Contracts that (A) grant any exclusive right with respect to material Intellectual Property or (B) materially limit or purport to materially limit the ability of the Company or any of its Subsidiaries to compete in any line of business or provide services or products to any Person in any business or in any geographic area or during any period of time;

(iv) any Contract to purchase goods or services exclusively from any third party that provides for payment by the Company or any of its Subsidiaries in excess of $250,000 per calendar year;

(v) all material joint venture, partnership, or similar Contract;

(vi) all Contracts between the Company or any of its Subsidiaries, on one hand, and an Affiliate of the Company or any of its Subsidiaries (other than the Company or one of its Subsidiaries itself), on the other hand, that provides for payment by the Company or any of its Subsidiaries in excess of $250,000 per calendar year;

(vii) all Contracts that provide for the settlement of any material litigation that contains an ongoing payment obligation in excess of $250,000;

(viii) all acquisitions (whether by acquisition of stock, assets, or otherwise), mergers, or similar agreements entered into since January 1, 2017, providing for payments in excess of $1,000,000;

(ix) all Contracts entered into relating to the disposition by the Company or any of its Subsidiaries of any assets in excess of $1,000,000;

(x) all leases of personal property involving payments in excess of $250,000 per calendar year;

(xi) all Contracts under which the Company or any of its Subsidiaries (A) acquired, licensed, or uses or has the right to use from any Person any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (other than generally commercially available, unmodified software with expected payments by the Company and its Subsidiaries of less than $100,000 on an annual basis for the year ended December 31, 2018), (B) transferred, licensed or otherwise granted to any third Persons a right to use or acquire (now or in the future) any Company Material Owned IP, other than a limited, nonexclusive right to use for purposes of providing products or services to or receiving products or services from the Company or a Subsidiary in the ordinary course of business consistent with past practices, or (C) is restricted in any material respect from using, registering or asserting any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole;

(xii) all Collective Agreements; and

(xiii) any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each Contract (other than any Contract evidencing, or otherwise entered into in connection with, the Leased Real Property or the Owned Real Property and any Employee Plan), including each Material Contract, of the Company or any of its Subsidiaries is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. None of the Company or any of its Subsidiaries is in material breach of, or material default under, any Material Contract to which it is a party, except as set forth on Section 5.20(b)(i) of the Company Disclosure Letter. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries is in material breach of, or material default under, any Contract (other than any Contract evidencing, or otherwise entered into in connection with, the Leased Real Property or the Owned Real Property and any Employee Plan or any Material Contract) to which it is a party, except as set forth on Section 5.20(b)(ii) of the Company Disclosure Letter.

Section 5.21 Export Controls and Anti-Corruption.

(a) The Company currently is, and for the past five (5) years has been, registered with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the International Traffic in Arms Regulations (22 C.F.R. § 120-130).

(b) The Company currently is solely engaged in, and for the past five (5) years solely has been engaged in, the manufacture and export of items that are classified as EAR99 or within Export Control Classification Numbers that are subject only to Antiterrorism controls in accordance with the Commerce Control List under the Export Administration Regulations (15 C.F.R. § 730 et seq.).

(c) The Company and its Subsidiaries currently are, and for the past five (5) years have been, in compliance in all material respects with all U.S. Laws and applicable non-U.S. Laws governing imports into or exports from the United States and any other jurisdiction in which the Company and its Subsidiaries operate and in compliance in all material respects with the statutes, Executive Orders, and regulations administered by the U.S. Government pertaining to country, territory, and person-based embargoes and sanctions restrictions, including, without limitation, the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018, the International Traffic in Arms Regulations (22 C.F.R. § 120-130), the Export Administration Regulations (15

C.F.R. § 730 et seq.), the Foreign Trade Regulations (15 C.F.R. § 30), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the Trading with the Enemy Act (50a U.S.C. §§ 1-40), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the embargoes and sanctions-related statutes, Executive Orders, and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State, and any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations (“Export Control Laws”). For the past five (5) years, there has not been a claim or charge made, investigation undertaken, violation found, voluntary or directed disclosure made to any Governmental Authority, or settlement of any enforcement action under any Export Control Law by any Governmental Authority with respect to matters arising under such Laws against the Company or any of its Subsidiaries.

(d) For the past five (5) years, neither the Company nor any director, officer, or employee thereof, nor, to the Knowledge of the Company, any agent or representative of the Company or any other Persons acting on the Company’s behalf, at its direction or for its benefit, has, directly or indirectly, (a) taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving, or receipt of money, property, gifts, or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to (i) unduly influence official action, (ii) induce such government official to do or omit to do any act in violation of a lawful duty, (iii) improperly obtain or retain business, or (iv) otherwise secure an improper advantage or to any person in violation of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, or any other applicable anti-corruption or anti-bribery Laws (the “Anti-Corruption Laws”), (b) established or maintained any unlawful fund of corporate monies or other properties; (c) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (d) otherwise violated or attempted to violate any Anti-Corruption Laws. For the past five (5) years, neither the Companies nor any director, officer, or employee thereof, nor, to the Knowledge of the Company, any agent or representative of the Company or any other Persons acting on the Company’s behalf, at its direction or for its benefit (a) is or has been the subject of an unresolved claim or allegation relating to (i) any potential violation of the Anti-Corruption Laws or (ii) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (b) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

(e) None of the Company, any of its Subsidiaries, or any shareholder, director, officer, or employee thereof, or, to the Knowledge of the Company, any agent, Affiliate, or representative of the Company or any of its Subsidiaries, is a Person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, or resident in, or a national of, a country or territory that is the subject of comprehensive Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). For the past five (5) years, the Company has been in compliance in all material respects with all applicable Sanctions.

Section 5.22 Brokers. Except as set forth in Section 5.22 of the Company Disclosure Letter, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company or any of its Subsidiaries for which the Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company or its Subsidiaries) would be liable following the Closing.

Section 5.23 Related Party Transactions. Except with respect to the Leases affecting the Owned Real Property, in each case, between the Company or any of its Subsidiaries, on the one hand, and the Selling Entities or any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, or as otherwise as set forth in Section 5.23 of the Company Disclosure Letter, none of the Selling Entities nor any director, member, stockholder or Affiliate of the Company or any of its Subsidiaries or any individual in such director’s, member’s, stockholder’s, or Affiliate’s immediate family is a party to any Contract with or binding upon the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing, since January 1, 2017, other than such Contracts that will have terminated or expired as of the Closing at no cost, expense, or liability to the Company and its Subsidiaries following the Closing, save for the obligations that customarily survive such termination (such as confidentiality and indemnification obligations).

Section 5.24 Exclusivity of Representations and Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR AFFILIATE THEREOF (OTHER THAN THE SELLING ENTITIES) NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE V, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement, as required by Law, or as set forth in Section 6.1 of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct the business of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact the business of the Company and its Subsidiaries, taken as a whole, keep available the services of its employees, preserve the goodwill of the business of the Company, and preserve the Company’s relationships with suppliers and customers of the Company. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, as required by Law, or as set forth in Section 6.1 of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), none of the Company or any of its Subsidiaries will:

(a) amend its Organizational Documents;

(b) directly or indirectly issue, transfer, sell, pledge or dispose of, or agree to issue, transfer, sell, pledge or dispose of, any shares of capital stock, membership interests, or other equity interests of the Company or any of its Subsidiaries, as applicable, or issue any equity interests of any class or issue or become a party to any subscriptions, options, warrants, convertible securities, restricted equity interests, rights, other equity-based awards, or other agreements or commitments of any kind to acquire any issued or unissued shares of capital stock, membership interests, or other equity interests of the Company or any of its Subsidiaries, as applicable;

(c) declare, set aside, make, or pay any non-cash dividends or other non-cash distributions (whether in stock, property, or otherwise) with respect to any of its capital stock, membership interests or other equity interests, as applicable, except for dividends, distributions, or other payments made among the Company and its Subsidiaries;

(d) reclassify, combine, split, subdivide, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, membership interests or other equity interests, as applicable, or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof, or material assets, other than, in the case of material assets, in the ordinary course of business, by merger or consolidation, purchase of assets or equity interests, or any other manner, in a single transaction or a series of related transactions;

(f) (i) dissolve, wind-up or liquidate the Company or any of its Subsidiaries or (ii) authorize, solicit, propose, or announce an intention to authorize, recommend, or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of complete or partial liquidation, dissolution, or recapitalization, or any partnership, merger, consolidation, joint venture, or acquisition of a business;

(g) enter into any other transaction, agreement, or arrangement with an Affiliate (other than the Company or any of its Subsidiaries) that is not negotiated at arm’s length;

(h) create, incur, assume, or guarantee any indebtedness for borrowed money or make any loans, advances, or capital contributions to, or investments in, any other Person or issue any debt securities in excess of $750,000 in the aggregate;

(i) except as required by the terms of any Employee Plan existing on the date hereof or a Collective Agreement, (i) grant or announce any increase in the salaries, bonuses, or other benefits payable or provided by the Company or any of its Subsidiaries to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice (including increases in connection with the Company’s 2020 budgeting process, so long as such increases do not exceed the corresponding amounts contemplated by the financial models in the confidential information memorandum provided to the Buyer prior to the date hereof) with respect to employees whose annual base salary is less than $200,000, (ii) make or grant any equity award to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (iii) establish, adopt, enter into, amend or terminate any Employee Plan (or any plan, program or arrangement that would be an Employee Plan if in effect on the date hereof), other than any immaterial amendment made in the ordinary course of business consistent with past practice or (iv) take any action to accelerate the vesting or payment of any compensation or benefits or any action to fund or secure the payment of any compensation or benefits to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries;

(j) (i) hire or engage, or make an offer to hire or engage, any employee or individual independent contractor whose annual base compensation or fee arrangement is $200,000 or more (other than to replace an employee or individual independent contractor who has resigned or had his or her employment or engagement terminated for cause on the same or substantially similar terms and conditions of employment or engagement, as applicable, as similarly-situated individuals of the Company or any of its Subsidiaries, including base compensation or fee arrangement and bonus opportunity, if applicable); or (ii) terminate (other than for cause) the employment or service of any director, officer, employee or individual independent contractor whose annual base compensation is $200,000 or more; or

(k) except as required by the terms of any Employee Plan existing on the date hereof or a Collective Agreement, (i) modify, extend, or enter into any Collective Agreement, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(l) waive the restrictive covenant obligations of any employee of the Company or its Subsidiaries;

(m) effect a plant closing, mass layoff or similar event under WARN;

(n) assign, transfer, license, encumber, allow to lapse or abandon, or otherwise dispose of, any Company Material Owned IP, except for (i) abandonment or allowing to lapse applications or registrations for Intellectual Property of de minimis value, in the ordinary course of business consistent with past practice, (ii) nonexclusive licenses entered into in the ordinary course of business consistent with past practice, and (iii) disclosures of trade secrets (other than Sensitive Proprietary Technology) only to the extent in the ordinary course of business consistent with past practice, in each case subject to customary and appropriate contractual obligations protecting such trade secrets;

(o) make any change in any method of accounting or accounting practice or policy, including any working capital procedures, practices, or methods, except on a basis consistent with past practice or as required by applicable Law or GAAP;

(p) make, change or revoke any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(q) materially amend, modify any material terms or conditions of, extend, waive any material right under, or renew any material terms or conditions of or terminate (except for a termination resulting from the expiration of a contract or the automatic renewal in accordance with its terms) any Material Contract listed on Section 5.20(a) of the Company Disclosure Letter and, not enter into any contract that, if entered into as of the date hereof, would be required to be listed on Section 5.20(a) of the Company Disclosure Letter; provided, however, that the Company may in the ordinary course of business amend, modify, extend, renew, or enter into any Material Contract listed on Section 5.20(a) of the Company Disclosure Letter or any Contract that, if entered into as of the date hereof, would be required to be listed on Section 5.20(a) of the Company Disclosure Letter;

(r) except in the ordinary course of business consistent with past practice and in accordance with the capital budget of the Company and its Subsidiaries set forth on Section 6.1(r) of the Company Disclosure Letter, commit or authorize any commitment to make any capital expenditures in excess of $250,000 in the aggregate in any calendar year;

(s) commence a lawsuit or settle, cancel, compromise, release, or provide with waiver with respect to any claim, action, or proceeding against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, existing on or commenced after the date hereof, in each case, that (i) requires the Company or any of its Subsidiaries to pay in excess of $250,000 in any given calendar year or (ii) otherwise is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(t) acquire any real property or sell, lease, transfer or otherwise dispose of the Owned Real Property by the Company or its Subsidiaries other than sales, leases, transfers or dispositions by one Subsidiary of the Company to the Company or another Subsidiary of the Company;

(u) terminate, suspend, or materially limit any Permit;

(v) delay any material payments for any supplies outside of the ordinary course of business, other than in the case of a bona fide dispute with a supplier;

(w) (i) fail to maintain in full force and effect or to renew the Insurance Policies covering the Company and its Subsidiaries and its and their properties, assets, and businesses in form and amount consistent in all material respects with past practice or (ii) voluntarily cancel, terminate, or make any material modification that would have a negative effect on coverage under the Insurance Policies; provided that any cancellation, termination, or material modification occurring after a failure by the Company or any of its Subsidiaries to timely pay premiums due under the Insurance Policies shall be deemed a voluntary cancellation, termination, or material modification, as applicable;

(x) enter into any new line of business;

(y) change or modify the current cash management, credit, collection, payment, or other servicing policies, practices, or procedures of the Company or any of its Subsidiaries applied to receivables, including in respect of the timing of the payment of any receivable (or any acceleration thereof) and the collection of any receivable (or delaying or discharging (other than for payment in full) any payment thereof), whether or not past due; or

(z) authorize, agree, resolve, consent or commit to any of the foregoing.

Notwithstanding the foregoing, the Company and its Subsidiaries may use all available Cash to pay any Company Transaction Expenses or funded Indebtedness prior to the Closing, for distributions or dividends, or for any other purpose. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing, and (x) no action by the Company or any of its Subsidiaries with respect to matters specifically addressed or required by any other provision of this Section 6.1 or any other Section of this Agreement shall be deemed a breach of this Section 6.1 or any other provision of this Agreement, and (y) the Company’s or any of its Subsidiary’s failure to take any action prohibited by this Section 6.1 shall not be a breach of this Section 6.1 or any other provision of this Agreement.

Section 6.2 Conduct of Owned Real Property Business Prior to the Closing. Except as otherwise contemplated by this Agreement, as required by Law, or as set forth in Section 6.2 of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the business of the Owned Real Property Sellers shall be conducted in the ordinary course of business in all material respects. Except as otherwise contemplated by this Agreement, as required by Law, or as set forth in Section 6.2 of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), neither of the Owned Real Property Sellers will:

(a) (i) dissolve, wind-up or liquidate the Owned Real Property Sellers or (ii) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of complete or partial liquidation, dissolution or recapitalization, or any partnership, merger, consolidation, joint venture or acquisition of a business;

(b) sell, lease, transfer, or otherwise dispose of the Owned Real Property;

(c) terminate, suspend or materially limit, or engage in conduct resulting in the termination, suspension or material limitation, of any Permit;

(d) fail to maintain in full force and effect or to renew the insurance policies covering the Owned Real Property Sellers and its and their properties, assets and businesses in form and amount consistent with past practice;

(e) subject its Owned Real Property to any Encumbrances, other than Permitted Encumbrances; or

(f) agree, authorize, propose, announce or enter into any contract to take any of the foregoing actions.

Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Owned Real Property Sellers’ operations prior to the Closing, and (x) no action by the Owned Real Property Sellers with respect to matters specifically addressed or required by any other provision of this Section 6.2 or any other Section of this Agreement shall be deemed a breach of this Section 6.2 or any other provision of this Agreement, and (y) the Owned Real Property Sellers’ failure to take any action prohibited by this Section 6.2 shall not be a breach of this Section 6.2 or any other provision of this Agreement.

Section 6.3 Covenants Regarding Information. Subject to the covenants and agreements of the Selling Entities set forth in Section 6.5:

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement, upon reasonable prior written notice, the Selling Entities and the Company shall, and shall cause their Subsidiaries, as applicable, to, afford the Buyer, the underwriter of the R&W Insurance Policy, and their respective Representatives reasonable access to the properties and offices, books and records (including insurance policies), insurance companies, officers, directors, senior management level employees, or Key Employees of the Company or any of its Subsidiaries and the Owned Real Property, and to such other information relating to the Company, its Subsidiaries or the Owned Real Property as the Buyer or the underwriter of the R&W Insurance Policy, as applicable, may from time to time reasonably request, and shall furnish the Buyer and the underwriter of the R&W Insurance Policy with such financial, operating, and other data and information as the Buyer or the underwriter of the R&W Insurance Policy, as applicable, may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s or the underwriter of the R&W Insurance Policy’s, as applicable, expense, during normal business hours, under the supervision of the Company’s personnel, and in such a manner as not to unreasonably interfere with the normal operations of the Selling Entities, the Company, and their Subsidiaries, as applicable; provided, further, that none of the Selling Entities, the Company, or any of their Subsidiaries, as applicable, shall be required to disclose any information to the Buyer or the underwriter of the R&W Insurance Policy or their respective Representatives to the extent such disclosure would, as determined in the Company’s reasonable discretion, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof, or (iii) relate to any consolidated, combined, or unitary Tax Return filed by the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller, the Company, or any of their Affiliates or any of their respective predecessor entities.

(b) In order to facilitate the resolution of any claims made against or incurred by the BF Trust (as they relate to the Company or its Subsidiaries), the California Owned Real Property Seller (as they relate to the California Owned Real Property), and the Colorado Owned Real Property Seller (as they relate to the Colorado Owned Real Property), for a period of seven (7) years after the Closing, the Buyer shall cause the Company to (i) retain the books and records of the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the BF Trust reasonable access (including the right to make, at the BF Trust’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the BF Trust in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the BF Trust the opportunity to copy such books and records in accordance with this Section 6.3(b).

Section 6.4 Notification of Certain Matters. From the date hereof until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 6.5 Confidentiality; Use.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement, dated July 16, 2019, between Guarantor and William Blair & Company, L.L.C. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Unless otherwise agreed in writing by the parties, (i) each of the Buyer and the BF Trust shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Transaction Documents and the negotiations relating thereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby (collectively, the “Transaction Information”), and (ii) from and after the Closing, unless the Buyer has otherwise consented in writing, each Selling Entity shall, and shall cause its Affiliates and direct its Representatives to, (A) keep any and all Confidential Information confidential; (B) not use the Confidential Information for the benefit of any Person, other than the Company or its Subsidiaries, nor to the detriment of the Company or its Subsidiaries; and (C) without limiting the foregoing, not disclose the Confidential Information to any Person, other than such Selling Entity’s Affiliates and Representatives who need to know such Confidential Information; except, in each case, (1) to the extent that any Transaction Information or Confidential Information must be disclosed to obtain any required regulatory approvals or consents relating to the transactions contemplated by this Agreement or any Transaction Document, (2) for disclosures otherwise made in satisfaction or enforcement of any of the obligations under this Agreement, and (3) to the extent required by applicable Law or the requirements of any securities exchange; provided that, in the event of any legal proceeding, subpoena, or other similar legal process (other than as contemplated by clause (2) above), unless prohibited by applicable Law, the party required to make such disclosure shall provide notice to the other party in advance of such disclosure to the extent reasonably practicable and disclose only such portion of the Confidential Information or Transaction Information as is required by applicable Law.

(c) The Selling Entities will not, and will cause their Affiliates not to, for a period of two (2) years following the Closing, directly or indirectly, acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, or invest capital in, including, without limitation, as a partner or through stock ownership in, any business or Person that engages anywhere in the world in the business of, in each case, designing and manufacturing of engineered sealing, connecting, conducting, and shielding solutions (the “Business”), or using trade secrets derived from trade secrets included in the Confidential Information; provided, however, that the Selling Entities, their Affiliates, and Representatives shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a company that is publicly traded on a national securities exchange or in the over-the-counter market, so long as such Person has no active participation in connection with the business of such company. The Selling Entities will not, and will cause their Affiliates not to, for a period of two (2) years following the Closing, without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, solicit, divert, take away, service, or attempt to solicit, divert, take away, or service any of the customers, suppliers, licensors, licensees, distributors, or other business relations of the Company or any of its Subsidiaries (i) for the purpose of offering competing products or services or (ii) in order to induce or attempt to induce such Person to (A) cease doing business with the Company or any of its Subsidiaries, (B) reduce the amount of business it does with the Company or any of its Subsidiaries, or (C) conduct the Business with any other Person (besides the Company and any of its Subsidiaries).

(d) Notwithstanding anything to the contrary contained herein, Section 6.5(a) and Section 6.5(b)(i) shall survive the termination of this Agreement and this Section 6.5 shall survive the consummation of the Closing.

Section 6.6 Consents and Filings; Further Assurances.

(a) Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications, and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly file the Notification and Report Form under the HSR Act no later than ten (10) Business Days from the date hereof, and any other filings under other applicable antitrust Laws no later than twenty (20) Business Days from the date hereof, and thereafter make any other required submissions, including providing any supplemental information that is reasonably requested, with respect to this Agreement required under the HSR Act or any other applicable Law. The parties hereby agree that the Buyer shall pay all filing fees for the filing under the HSR Act and for any other filings under other applicable antitrust Laws by all parties.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 6.6(a), the Buyer agrees to use its best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority or any other party, so as to enable the parties hereto to expeditiously consummate the transactions contemplated by this Agreement no later than the Termination Date, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, or disposition of its assets, properties, or businesses or of the assets, properties, or businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order, or other order or decision in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of such transactions. In addition, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) that would prevent the Closing from occurring by the Termination Date. Notwithstanding anything herein to the contrary, in no event shall the Buyer or any of its Affiliates enter into any agreements, arrangements, or understandings, consummate any transactions, or otherwise take any actions that, individually or in the aggregate, would reasonably be likely to have an adverse impact on the expiration or termination of any waiting period under the HSR Act or any other antitrust, competition, or trade regulation Laws applicable to the transactions contemplated by this Agreement.

(c) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the transactions contemplated by this Agreement. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry, unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. The parties shall discuss in advance the strategy and timing for obtaining any clearances required under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that (i) the Buyer in good faith shall determine such strategy and timing for obtaining any clearances required under antitrust or competition Laws after considering in good faith all comments and advice of the Selling Entities and the Company (and their counsel) and (ii) the Buyer shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances required under antitrust or competition Laws. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings, or communications, including any documents, information, and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) Certain consents, waivers, and notices with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or a Subsidiary of the Company is a party that have not been and may not be obtained. None of the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller, the Company, or any other Person shall have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers or otherwise deliver any notices that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract or otherwise as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VII; provided that, prior to the Closing, the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller, and the Company shall reasonably cooperate with the Buyer with respect to obtaining such consents or waivers and providing such notices; provided, further, that none of the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller and the Company shall be required to incur any cost or liability in connection with such cooperation.

Section 6.7 Public Announcements. Except for the joint press release attached hereto as Exhibit B, prior to the Closing Date, no party hereto shall, without the prior written approval of the other parties hereto, issue any press release or make any other public announcement (which, for the avoidance of doubt, shall not include internal corporate communications to Company officers, directors, employees, or independent contractors or customers, suppliers, distributors, or the like to the extent such corporate communications contain information that is already publicly available) concerning the transactions contemplated by this Agreement, except as and to the extent that any such disclosing party shall be so obligated by Law, in which case the other parties hereto shall be advised, and the disclosing party shall use its reasonable efforts to give the other parties advance opportunity to review and comment on such release or announcement. Nothing contained herein shall limit or restrict the right of the Company, the BF Trust, the California Owned Real Property Seller, or the Colorado Owned Real Property Seller, the Buyer, or any of their respective Affiliates in respect of any Action that may arise or be commenced between the Company, the BF Trust, the California Owned Real Property Seller, or the Colorado Owned Real Property Seller, on the one hand, and the Buyer or any Affiliate thereof, on the other hand.

Section 6.8 Exclusivity. The Company and the Selling Entities agree that, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company and the Selling Entities shall not, and shall take all action reasonably necessary to ensure that none of the Company, any of its Subsidiaries, or any of their respective Affiliates or Representatives, acting at their direction or on their behalf, shall, directly or indirectly:

(a) solicit, initiate, consider, encourage, or accept any other proposals or offers from any Person (a “Third Party Proposal”) (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any Subsidiaries of the Company, (ii) to enter into any merger, consolidation, or other business combination relating to the Company or any Subsidiaries of the Company, or (iii) to enter into a recapitalization, reorganization, or any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiaries of the Company; or

(b) participate in any discussions, conversations, negotiations, or other communications regarding, or furnish to any other Person, any confidential information with respect to, or otherwise knowingly cooperate in any way, assist or participate in, facilitate, or encourage any submission of any such Third Party Proposal.

(c) The Selling Entities immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to a Third Party Proposal.

(d) As promptly as practicable following execution of this Agreement (and in any event within ten (10) Business Days), the Company and the Selling Entities, as applicable, shall (i) request in writing (to the extent it has not previously requested) that each third party that has previously executed since March 31, 2019 a confidentiality or similar agreement in connection with its consideration of a proposal or offer promptly return to the Company or the Selling Entities, as applicable, or destroy any confidential information previously furnished or made available to such third party or any of its Representatives by or on behalf of the Company or any of the Selling Entities, as applicable, or their respective Representatives in accordance with the terms of the confidentiality agreement in place with such third party and (ii) terminate access to each such third party to the virtual “data room” established by the Company and the Selling Entities.

Section 6.9 No Solicitation.

(a) Notwithstanding anything contained in the Confidentiality Agreement to the contrary, if this Agreement is terminated prior to the Closing, the Buyer will not, for a period of two (2) years thereafter, without the prior written consent of the Company, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, hire, engage, or solicit (other than through generalized searches for employees or independent contractors through the use of bona fide public advertisements in the media or any recruitment efforts conducted by a recruiting agency, in each case, that are not targeted specifically at the Company or its employees) any person set forth on Section 6.9(a) of the Company Disclosure Letter, to terminate his or her employment with the Company or any of its Subsidiaries.

(b) The Selling Entities will not, and will cause their Affiliates not to, for a period of two (2) years following the Closing, without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, hire, engage, or solicit (other than through generalized searches for employees or independent contractors through the use of bona fide public advertisements in the media or any recruitment efforts conducted by a recruiting agency, in each case, that are not targeted specifically at the Company or its employees) any Key Employee to terminate his or her employment with the Company or any of its Subsidiaries.

(c) The parties hereto expressly agree that the character, duration and geographical scope of this Section 6.9 and Section 6.5(c) are reasonable in light of the circumstances as they exist as of the date of this Agreement. The parties acknowledge and agree that the covenants set forth in this Section 6.9 and Section 6.5(c) are reasonable and necessary for the protection of the goodwill related to the business of the Company and its Subsidiaries, and that any remedy at law for any breach by either party of its obligations under the provisions of this Section 6.9 and Section 6.5(c) would be inadequate, and that the other party and the Company would be entitled to injunctive relief in such a case. If it is ever held that any covenant in this Section 6.9 or Section 6.5(c) is too onerous and is not necessary for the protection of the Company, the parties agree that any court of competent jurisdiction may impose such lesser restrictions that such court may consider to be necessary or appropriate properly to protect the Company.

Section 6.10 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, the Buyer shall, and shall cause the Company and each of their respective Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend, and hold harmless, and provide prompt advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any of its Subsidiaries (each, a “D&O Indemnified Party”), against all Losses in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director, manager, employee, or agent of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts, or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company or any of its Subsidiaries pursuant to their respective Organizational Documents and indemnification agreements of the Company, if any, in existence on the date hereof with any D&O Indemnified Party.

(b) For a period of six (6) years after the Closing Date, the Buyer shall not permit the Company or any of its Subsidiaries to amend, repeal, or modify any provision in their Organizational Documents or any other written agreements relating to exculpation or indemnification of D&O Indemnified Parties (unless required by Law), it being the intent of the parties that the D&O Indemnified Parties shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the Laws of the jurisdictions of incorporation or organization of the Company and its Subsidiaries.

(c) The Buyer shall procure or cause to be procured, prior to the Closing Date and at the Buyer’s sole cost and expense, a pre-paid non-cancellable six (6) year “tail policy” in respect of acts or omissions occurring at or prior to the Closing covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and in amounts that are at least as favorable as such policy currently in effect on the date hereof; provided that such policy will expressly cover the Company’s direct and indirect successors in interest. For the avoidance of doubt, the Buyer shall be responsible for all costs and expenses (including the timely payment thereof) associated with such directors’ and officers’ liability insurance policy and such costs and expenses shall not be included in the Company Transaction Expenses. From and after the Closing, the Buyer shall (and/or shall cause the Company and its Subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.10(c), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof. Notwithstanding the foregoing, in no event shall the aggregate cost for such tail policy exceed 300% of the annual premium for the Company’s directors’ and officers’ liability insurance policy in effect on the date hereof; provided that in the event that the premium for such policy exceeds such amount, the Buyer shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. To effectuate the foregoing, the BF Trust shall either (a) issue or cause to be issued a broker of record letter, so that Buyer may use the insurance broker of Buyer’s choice in procuring or causing to be procured such tail policy, or (b) instruct the BF Trust’s insurance broker to cooperate with Buyer so that Buyer may review and approve the terms and conditions of the tail policy.

(d) The Buyer agrees to promptly pay, or following the Closing to cause the Company or any of its Subsidiaries to promptly pay, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.10.

(e) If the Buyer, the Company, or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Buyer or the Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Buyer or the Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.10.

(f) With respect to any indemnification obligations of the Buyer, the Company, and or its Subsidiaries pursuant to this Section 6.9(b), the Buyer hereby acknowledges and agrees (i) that it and the Company and its Subsidiaries shall be the indemnitors of first resort with respect to all indemnification obligations of the Buyer, the Company, and/or its Subsidiaries pursuant to this Section 6.9(b) (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes, and releases any such other Person from any and all claims for contribution, subrogation, or any other recovery of any kind in respect thereof.

(g) The provisions of this Section 6.10 shall survive the consummation of the transactions contemplated hereby and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs, and Representatives and shall be binding on all successors and assigns of the Buyer and the Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.11 Employee Benefits.

(a) The Buyer shall, or shall cause its Affiliates (including, following the Closing, the Company and its Subsidiaries) to, provide each employee of the Company and its Subsidiaries who is employed as of the Closing Date (each, an “Affected Employee”), for a period of one (1) year following the Closing Date (or, if shorter, during the period of employment), (i) annual base salary or base wages and target cash incentive compensation opportunities that each are no less favorable than such Affected Employee’s annual base salary or base wages and target cash incentive compensation opportunities provided by the Company and its Subsidiaries immediately prior to the Closing Date and (ii) other compensation and employee benefits (excluding any equity or equity-based compensation, transaction-based compensation, deferred compensation, defined benefit pension benefits and retiree health and welfare benefits) that are substantially comparable in the aggregate to the other compensation and employee benefits (excluding any equity or equity-based compensation, transaction-based compensation, deferred compensation, defined benefit pension benefits and retiree health and welfare benefits) provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the Closing Date. Notwithstanding the foregoing, nothing herein shall relieve the Buyer or its Affiliates (including, following the Closing, the Company and its Subsidiaries) of its obligations to Affected Employees located outside of the United States under applicable Law.

(b) The Buyer shall, or shall cause its Affiliates (including, following the Closing, the Company and its Subsidiaries) to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under the employee benefit plans, policies, programs, or arrangements in which the Affected Employees may be eligible to participate after the Closing (except to the extent that such conditions, exclusions, or waiting periods were applicable to such Affected Employees prior to the Closing Date under the analogous Employee Plan) and (ii) provide each Affected Employee and his or her covered dependents with full credit for any co-payments, deductibles, and similar amounts paid prior to the Closing Date for the plan year in which the Closing occurs. The Buyer shall, or shall cause its Affiliates (including, following the Closing, the Company and its Subsidiaries) to, provide each Affected Employee with credit for all service with the Company and its Subsidiaries (including any predecessor entity of the Company or any of its Subsidiaries) for purposes of determining eligibility to participate, vesting, and level of benefits under each employee benefit plan, policy, program, or arrangement in which such Affected Employee is eligible to participate after the Closing, except for purposes of any benefit accruals under defined benefit pension and retiree medical benefits (other than to the extent required by applicable Law) or to the extent that such credit would result in a duplication of benefits with respect to the same period of services.

(c)       (i) At least two (2) Business Days prior to the anticipated Closing Date, the BF Trust (or its designee) shall provide the Buyer with a written schedule that sets forth the estimated KERCP Transaction Bonus Amounts and the estimated NEICP Transaction Bonus Amounts, as determined in accordance with the Company KERCP and the Company NEICP, as applicable, and calculated on a basis consistent with Section 6.11(c) of the Company Disclosure Letter (the “Applicable Transaction Bonus Principles”). The Buyer shall, or shall cause the Company to, administer (without amendment) the Company KERCP and the Company NEICP until such time as all amounts are paid to the Company KERCP Transaction Bonus Recipients and the Company NEICP Transaction Bonus Recipients thereunder in accordance with the terms of the Company KERCP and the Company NEICP, as applicable.

(ii) No later than five (5) Business Days after the first anniversary of the Closing Date, the Buyer shall provide the BF Trust (or its designee) with a written schedule (the “Transaction Bonus Recipient Status Schedule”) that sets forth for each Company KERCP Transaction Bonus Recipient and each Company NEICP Transaction Bonus Recipient, as applicable, (x) whether such individual is actively employed with the Buyer or its Affiliates or whether the employment of such individual has been terminated and (y) if the employment of such individual has been terminated, the date and reason of termination; provided that, no later than fifteen (15) days following the date on which any Company KERCP Transaction Bonus Recipient or Company NEICP Transaction Bonus Recipient dies or becomes disabled (as determined in accordance with the Company KERCP and/or the Company NEICP, as applicable), the Buyer shall notify the BF Trust (or its designee) in writing of such individual’s death or disability.

(iii) No later than ten (10) Business Days after the first anniversary of the Closing, but in any event after the BF Trust’s receipt of the Transaction Bonus Recipient Status Schedule, the BF Trust (or its designee) shall prepare and deliver to the Company a written schedule (the “Final Transaction Bonus Payment Schedule”) that sets forth the final KERCP Transaction Bonus Amounts and the final NEICP Transaction Bonus Amounts, each as determined in accordance with the Company KERCP and the Company NEICP, as applicable, and calculated on a basis consistent with the Applicable Transaction Bonus Principles. Section 1.3(c), Section 1.3(d), Section 1.3(e), and Section 1.3(f) shall apply mutatis mutandis following the delivery of the Final Transaction Bonus Payment Schedule.

(iv) Following the determination of the final KERCP Transaction Bonus Amounts and the final NEICP Transaction Bonus Amounts in accordance with Section 6.11(c)(iii), the BF Trust (or its designee) and the Buyer shall promptly (but in any event within two (2) Business Days following such determination) deliver a joint written instruction to the Trustee to pay to the Company (or one of its Affiliates, as applicable) (x) such KERCP Transaction Bonus Amounts payable to the Company KERCP Transaction Bonus Recipients plus the estimated employer portion of any employment, payroll or similar Taxes payable in connection therewith and (y) such NEICP Transaction Bonus Amounts payable to the Company NEICP Transaction Bonus Recipients plus the estimated employer portion of any employment, payroll or similar Taxes payable in connection therewith, by wire transfer of immediately available funds in United States dollars to one or more accounts designated in writing by the Company.

(v) As soon as practicable following the receipt of the KERCP Transaction Bonus Amounts and the NEICP Transaction Bonus Amounts in accordance with Section 6.11(c)(iv), the Company (or one of its Affiliates, as applicable) shall pay each Company KERCP Transaction Bonus Recipient and each Company NEICP Transaction Bonus Recipient, as applicable, through payroll an amount in cash equal to such individual’s KERCP Transaction Bonus Amount and/or NEICP Transaction Bonus Amount, as applicable (and less applicable Tax withholding), in accordance with, and subject to, the terms of the Company KERCP and the Company NEICP, as applicable.

(vi) Notwithstanding anything to the contrary in this Section 6.11(c), if a Company KERCP Transaction Bonus Recipient or a Company NEICP Transaction Bonus Recipient dies or becomes disabled (as determined in accordance with the Company NEICP and/or the Company KERCP, as applicable), the actions set forth in Sections 6.11(c)(iii) through (v) shall instead occur with respect to such individual as soon as practicable following the Buyer providing the BF Trust (or its designee) with notification of such individual’s death or disability in accordance with Section 6.11(c)(ii) and in accordance with the terms of the Company KERCP and/or Company NEICP, as applicable.

(vii) For the avoidance of doubt, provided that the Buyer and its Affiliates comply with their obligations under this Section 6.11(c), neither the Buyer, nor the Company, nor any of their respective Affiliates shall have any liability in respect of the Company NEICP or the Company KERCP except as explicitly set forth herein and the BF Trust shall indemnify the Buyer for Losses incurred by the Buyer in connection with such plans.

(d) The Buyer shall, or shall cause its Affiliates (including, following the Closing, the Company and its Subsidiaries) to, maintain and honor (without amendment) each bonus, sales incentive, and cash incentive plan and program (collectively, the “Incentive Plans”) in which the Affected Employees participate as of the Closing Date in respect of calendar year 2019 and pay to the Affected Employees the bonuses and incentive compensation amounts that such Affected Employees earn under the Incentive Plans in the first calendar quarter of 2020 in accordance with the terms of the Incentive Plans; provided that the Buyer and Affiliates shall only be required to pay bonuses or incentive compensation amounts earned under the Incentive Plans in respect of calendar year 2019 for periods of service prior to the Closing to the extent such amounts are reflected in Indebtedness or Net Working Capital.

(e) From time to time upon the reasonable request of, and reasonable advance notice by, the Buyer, the Company shall make available to the Buyer during normal business hours any of its employees mutually identified by the Buyer and the Company for conversations regarding equity incentive awards the Buyer may make to such employees in the Buyer’s discretion.

(f) Between the date of this Agreement and the Closing Date, the BF Trust and the Buyer shall negotiate in good faith the form and substance of the rabbi trust agreement contemplated by Section 1.5 (the “Trust Agreement”), which shall be in accordance with the terms of this Agreement, the Company KERCP, and the Company NEICP and such other reasonable and customary terms as are mutually agreed to by the BF Trust and the BF Trust.

(g) The provisions of this Section 6.11 are solely for the benefit of the respective parties to this Agreement, and nothing contained in this Section 6.11, express or implied, shall be construed to create any beneficiary rights in any third party employee or independent contractor or former employee or independent contractor (including any dependent thereof) of the Company or any of its Subsidiaries hereunder. Nothing contained in this Section 6.11 does or is intended (i) to confer upon any employee or independent contractor or former employee or independent contractor (including any dependent thereof) any separate right to employment or engagement, or continued employment or engagement, as applicable, for any specified period (or prevent the Buyer, the Company, or any of their Affiliates from reassigning, promoting, demoting or terminating the employment or engagement of any employee or independent contractor, as applicable, on or following the Closing Date), (ii) to require the Buyer, the Company, or any of their Affiliates to continue any specific employee benefit plans or to adopt or maintain any specific employee benefit plans, (iii) to be deemed an amendment or modification of any Employee Plan or any employee benefit plan of the Buyer, the Company, or their Affiliates, or (iv) to give any third party any right to enforce the provisions of this Agreement.

Section 6.12 Litigation. Prior to the Closing, the BF Trust and the Company shall provide the Buyer with prompt written notice of any material developments related to items 1 and 2 listed on Section 5.10 of the Company Disclosure Letter, including any settlement discussions related thereto, and shall keep the Buyer informed on a reasonably prompt basis regarding any such litigation. Subject to the Company and the Buyer entering into a mutually agreed upon joint defense agreement, the BF Trust and the Company shall give the Buyer the opportunity to (a) participate in the defense, settlement, or prosecution of any such litigation, and (b) consult with counsel to the BF Trust and the Company with respect to the defense, settlement, and prosecution of any such litigation. For purposes of this Section 6.12, “participate” means that the Buyer may offer comments, suggestions, or advice with respect to such litigation and the BF Trust and the Company shall consider in good faith the Buyer’s advice with respect to such litigation.

Section 6.13 Restructuring.

(a) Following the date hereof and prior to the Closing, the Buyer shall prepare, or cause to be prepared, at its sole cost and expense, the initial documentation required to cause the Restructuring to be consummated, it being understood that, subject to the second proviso of the definition of Company Transaction Expenses, the parties shall bear their own expenses as to the review, negotiation, and execution of such documentation. The BF Trust and the Company shall provide the Buyer with such cooperation as is reasonably requested by the Buyer in connection with effecting the Restructuring, including, for the avoidance of doubt, executing, or causing to be executed, the documentation required to cause the Restructuring to be consummated provided by or on behalf of the Buyer. Without limiting the generality of the foregoing and in furtherance thereof, following the date hereof and prior to the Closing, the BF Trust and the Company shall cooperate with the Buyer to (i) cause Newco to be duly incorporated under the Laws of Delaware, (ii) cause all of the Shares to be contributed to Newco, (iii) cause Newco to execute a joinder to this Agreement, in which, among other things, Newco shall take all actions required of the BF Trust in this Agreement and to consummate the transactions contemplated hereby and thereby, (iv) cause Newco to cause the Company to convert from a California corporation to a California limited liability company pursuant to applicable Laws and the Company’s Organizational Documents, and (v) cause Newco to enter into a limited liability company agreement (in a form customary for a single member, member-managed limited liability company) for the Company.

(b) It is agreed that (i) the BF Trust may make an election under Section 1362 of the Code to treat Newco as an S Corporation, and the parties intend that, for U.S. federal income Tax purposes, the Restructuring will qualify as a reorganization under Section 368(a)(1)(F) of the Code and (ii) the BF Trust and Newco will file, or cause to be filed, Tax elections in a timely manner and at least two (2) business days prior to the Closing Date necessary to cause the Company to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and any comparable or similar provision of state Law in states where the Company files or is required to file income Tax Returns, as determined immediately prior to the Restructuring), effective as of the contribution to Newco, consistent with a transaction described in IRS Revenue Ruling 2008-18.

(c) The BF Trust shall cause Newco to be bound and abide by the terms and conditions of this Agreement.

Section 6.14 Tax Matters.

(a) Transfer Taxes. The Buyer shall be liable for all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording, or similar Taxes arising from the transactions contemplated by the Transaction Documents.

(b) Filing of Tax Returns. The BF Trust shall timely prepare and file, or cause to be prepared and filed, IRS Form 1120-S (and any similar income Tax Returns required under state or local Tax Law) with respect to the Company and its Subsidiaries for all periods ending on or before the Closing Date. The BF Trust shall deliver to the Buyer a draft of each such Tax Return for the Buyer’s review and comment no fewer than twenty (20) days prior to the due date (taking into account applicable extensions). The BF Trust shall consider in good faith any comments received from the Buyer at least five (5) days prior to the applicable filing deadline, and shall provide a copy of such Tax Return, as filed, to the Buyer. The BF Trust shall be responsible for the payment of any Taxes reflected on an income Tax Return governed by this Section 6.14(b), only to the extent such Taxes are not included in the calculation of Indebtedness or Net Working Capital.

(c) Tax Contests. Following the Closing, if the BF Trust (or any of its Affiliates) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes that would reasonably be expected to adversely impact the Tax position of the Buyer (including any claim relating to the purchase price allocation contemplated by Section 1.6) (“Tax Claim”), then the BF Trust (i) shall promptly notify the Buyer in writing of such Tax Claim, (ii) shall permit the Buyer to participate, at its own expense, in such proceedings (and the BF Trust shall take any reasonable actions and execute any documents reasonably required to permit the Buyer to so participate), and (iii) shall not settle or compromise such Tax Claim without obtaining the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 6.15 R&W Insurance Policy. The Buyer may enter into a binding Buyer-side Representation and Warranty Insurance policy, as promptly as reasonably practicable following execution of this Agreement, with respect to any inaccuracy in or the breach of any representation or warranty made by the BF Trust in Article III, by the Owned Real Property Sellers in Article IV, by the Company in Article V, or in any certificate or instrument delivered by the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller, or the Company pursuant to this Agreement, substantially in the form attached to this Agreement as Exhibit C (the “R&W Insurance Policy”). The Buyer shall keep the BF Trust reasonably informed with respect to any material activity concerning the status of the R&W Insurance Policy. For the avoidance of doubt, neither the Company nor any of its Subsidiaries, nor the BF Trust, the California Owned Real Property Seller, nor the Colorado Owned Real Property Seller shall be required to pay the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurance provider, surplus lines tax, or any other cost and expense associated with obtaining the R&W Insurance Policy.

Section 6.16 Termination of Related Party Transactions. Prior to and effective as of the Closing, the Selling Entities shall, and shall cause their respective Affiliates to, execute and deliver such releases, termination agreements and discharges as necessary to terminate, eliminate and release, as applicable, any Contract between the Company or any of its Subsidiaries, on the one hand, and any Selling Entity or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, without any continuing liability on the part of the Company or any of its Subsidiaries. Without limiting the foregoing, prior to and effective as of the Closing, the California Owned Real Property Seller and the Company shall terminate the lease affecting the California Owned Real Property and the Colorado Owned Real Property Seller and the Company shall terminate the lease affecting the Colorado Owned Real Property (the “US Leases”).

Section 6.17 Releases.

(a) Effective as of the Closing, the BF Trust, on behalf of the BF Trust, its Affiliates, and its and their respective successors and assigns, forever waives, releases, remises and discharges the Buyer, the Company, their respective Affiliates, successors and assigns, and, in their capacities as such, the stockholders, members of the board of directors, managers, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (the “Buyer Released Parties”) from any claim or liability that the BF Trust or any of its Affiliates may currently have, or may have in the future, arising prior to, on, or after the Closing Date (so long as the events giving rise to such claim or liability occurred on or prior to the Closing) (collectively, the “Buyer Released Claims”), except for the BF Trust’s or any of its Affiliates’ rights pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. The BF Trust acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Buyer Released Claims, but it hereby expressly agrees that, on and as of the Closing Date, the BF Trust (on behalf of the BF Trust, its Affiliates and its and their respective successors and assigns) shall have waived and fully, finally, and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Buyer Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, the BF Trust hereby waives the application of any provision of law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The BF Trust hereby acknowledges and agrees that, if the BF Trust or any of its Affiliates should hereafter make any claim or demand or commence or threaten to commence any action or proceeding against any Buyer Released Party with respect to any Buyer Released Claim, this Section 6.17(a) may be raised as a complete bar to any such action or proceeding, and the applicable Buyer Released Party may recover from the BF Trust all costs incurred in connection with such action or proceeding, including attorneys’ fees.

(b) The BF Trust shall take reasonable best efforts to obtain and deliver to the Buyer on or prior to Closing the documents listed on Section 6.17(b) of the Company Disclosure Letter.

(c) Effective as of the Closing, the Buyer, on behalf of the Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries), and its and their respective successors and assigns, forever waives, releases, remises and discharges each of the Selling Entities, the persons listed on Section 6.17(c) of the Company Disclosure Letter in their individual capacity, their respective successors and assigns, and any former director of the Company (the “Seller Released Parties”) from any claim or liability that the Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) may currently have, or may have in the future, arising prior to, on, or after the Closing Date (so long as the events giving rise to such claim or liability occurred on or prior to the Closing) (collectively, the “Seller Released Claims”), except for the Buyer’s or any of its Affiliates’ (including, following the Closing, the Company and its Subsidiaries) rights pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. The Buyer acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Seller Released Claims, but it hereby expressly agrees that, on and as of the Closing Date, the Buyer (on behalf of the Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries), and its and their respective successors and assigns) shall have waived and fully, finally, and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Seller Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, the Buyer hereby waives the application of any provision of law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The Buyer hereby acknowledges and agrees that, if the Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) should hereafter make any claim or demand or commence or threaten to commence any action or proceeding against any Seller Released Party with respect to any Seller Released Claim, this Section 6.17(b) may be raised as a complete bar to any such action or proceeding, and the applicable Seller Released Party may recover from the Buyer all costs incurred in connection with such action or proceeding, including attorneys’ fees.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law (whether temporary, preliminary, or permanent) that is then in effect and that enjoins, restrains, invalidates, makes illegal, or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and no action or proceeding brought by any Governmental Authority shall be pending wherein an unfavorable order, judgment, decision, determination, decree, or ruling would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded.

(b) Any waiting periods (and any extensions thereof) under the HSR Act or any other antitrust, competition, or trade regulation Laws applicable to the transactions contemplated by this Agreement shall have expired or shall have otherwise been terminated, or, as applicable, approvals shall have been obtained, including the approvals set forth on Section 7.1(b) of the Company Disclosure Letter shall have been obtained.

Section 7.2 Conditions to Obligations of the Selling Entities and the Company. The obligations of the Selling Entities and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the BF Trust in its sole discretion:

(a) (i) the representations and warranties of the Buyer that are Fundamental Representations shall (without giving effect to any limitation or qualification as to “materiality” (including the word “material”)) be true and correct in all material respects on and as of the date of this Agreement and in all but de minimis respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) the other representations and warranties of the Buyer contained in Article II shall be true and correct as of the date of this Agreement and as of the Closing Date, except that, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not have or reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) The Selling Entities shall have received from the Buyer a certificate to the effect set forth in clauses (a) and (b) above, signed by a duly authorized officer thereof.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The representations and warranties of the BF Trust, the Owned Real Property Sellers, and the Company contained in Article III, Article IV, and Article V, respectively (other than the Fundamental Representations of such parties), shall be true and correct as of the date of this Agreement and as of the Closing Date, except that, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), “BF Trust Material Adverse Effect” or “Material Adverse Effect” set forth therein, other than those limitations and qualifications contained in Section 5.7(b) and Section 5.20(a)) would not have or reasonably be expected to have a BF Trust Material Adverse Effect or Material Adverse Effect, as applicable; and (ii) the Fundamental Representations of the BF Trust, the Owned Real Property Sellers, and the Company shall be true and correct in all material respects as of the date of this Agreement and in all respects (other than de minimis exceptions) as of the Closing Date, except that, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects (other than de minimis exceptions) as of such specified date.

(b) The BF Trust, the Owned Real Property Sellers, and the Company shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) The Buyer shall have received from the BF Trust (with respect only to the BF Trust), each of the Owned Real Property Sellers (each with respect only to itself), and the Company (with respect only to itself) a certificate to the effect set forth in clauses (a) and (b) above, each signed by a duly authorized officer, manager, or member thereof.

(d) There shall not have been a Material Adverse Effect since the date of this Agreement.

Section 7.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article VII to be satisfied, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the BF Trust;

(b) by the BF Trust, if the Buyer breaches or fails to perform in any material respect any of its representations, warranties, or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the BF Trust; provided that neither the BF Trust, nor the California Owned Real Property Seller, nor the Colorado Owned Real Property Seller, nor the Company is then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.1 or Section 7.3 would not (in the absence of a waiver) be satisfied;

(c) by the Buyer, if any of the Selling Entities or the Company breach or fail to perform in any material respect any of their representations, warranties, or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Buyer; provided that the Buyer is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.1 or Section 7.2 would not (in the absence of a waiver) be satisfied;

(d) by either the BF Trust or the Buyer, if the Closing shall not have occurred by January 18, 2020 (the “Termination Date”); provided, however, that in the event that each of the conditions set forth in Article VII, other than the condition set forth in Section 7.1(b), is satisfied (or, if the Closing were to occur, would be satisfied in accordance with its terms) as of the Termination Date, then the Termination Date shall be automatically extended to February 17, 2020; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if the failure of the party (in the case of the BF Trust, including for this purpose the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the proximate cause of the failure of the Closing to occur on or prior to such date; provided, further, that if any party hereto brings any Action pursuant to Section 10.13 to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Termination Date shall automatically be extended pursuant to Section 10.13(b); or

(e) by either the BF Trust or the Buyer, if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law permanently enjoining, restraining, invalidating, making illegal, or otherwise prohibiting the transactions contemplated by this Agreement, which shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to a party if the failure of the party (in the case of the BF Trust, including for this purpose the Company) so requesting termination to fulfill any obligation under this Agreement shall have been the proximate cause of such Law.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

Section 8.2 Effect of Termination. In the event of any valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 6.5 relating to confidentiality, Section 6.9(a) related to non-solicitation, this Section 8.2, and Article X, each of which shall survive the termination of this Agreement together with any related definitions set forth in Article IX, and (b) nothing in this Section 8.2 shall relieve any party from liability for any Willful Breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

“AAA” has the meaning set forth in Section 10.10(a).

“AAA Rules” has the meaning set forth in Section 10.10(a).

“Action” means any legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign) pending, at Law or in equity, or before or by any Governmental Authority.

“Adjustment Escrow Account” means the escrow account established, designated and maintained by the Escrow Agent to hold the Adjustment Escrow Amount pursuant to the terms of the Adjustment Escrow Agreement and that is hereby agreed to be established by the parties at the Closing for the purposes described in Section 1.3.

“Adjustment Escrow Agreement” means that certain escrow agreement, substantially in the form attached hereto as Exhibit D.

“Adjustment Escrow Amount” means an amount equal to $3,300,000, which shall be deposited with the Escrow Agent pursuant to the terms of the Adjustment Escrow Agreement.

“Affected Employee” has the meaning set forth in Section 6.11(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, with respect to the BF Trust, in addition to the meaning set forth above, Affiliate also means (i) Peter J. Ballsells, in his individual capacity, (ii) a “grantor” of the BF Trust, within the meaning of section 1.671-2(e) of the Treasury Regulations, and (iii) any Person to which or to whom assets of the BF Trust may be or have been distributed, appointed, or otherwise transferred.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 5.21(d).

“Applicable Accounting Principles” has the meaning set forth in Section 1.3(a).

“Applicable Transaction Bonus Principles” has the meaning set forth in Section 6.11(c)(i).

“Balance Sheet” has the meaning set forth in Section 5.6(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.2.

“BF Trust” has the meaning set forth in the preamble.

“BF Trust Affiliate Releases” has the meaning set forth in Section 6.17(b).

“BF Trust Material Adverse Effect” means any event, change, occurrence, or effect that, individually or in the aggregate, (i) would prevent, materially delay, or materially impede the consummation of the transactions contemplated hereby by any Selling Entity or (ii) has a material adverse effect on the ability of any Selling Entity to perform its obligations under this Agreement.

“Business” has the meaning set forth in Section 6.5(c).

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in The City of New York or Los Angeles, California.

“Buyer” has the meaning set forth in the preamble.

“Buyer Material Adverse Effect” means any event, change, occurrence, or effect that, individually or in the aggregate, (i) would prevent, materially delay, or materially impede the consummation of the transactions contemplated hereby by the Buyer or (ii) has or would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the Transaction Documents.

“Buyer Released Claims” has the meaning set forth in Section 6.17(a).

“Buyer Released Parties” has the meaning set forth in Section 6.17(a).

“California Deed” means that certain grant deed, substantially in the form attached hereto as Exhibit E.

“California Owned Real Property” means that certain parcel of land located in Orange County, California, and more particularly described on Exhibit F attached hereto, together with all right, title and interest of the California Owned Real Property Seller in and to all buildings and other structures, facilities, and improvements located thereon and all easements, licenses, rights, and appurtenances relating to the foregoing.

“California Owned Real Property Seller” has the meaning set forth in the preamble.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents (including short-term investments, marketable securities, and available for sale securities and excluding any issued but uncleared checks, drafts and wires) held by the Company or any of its Subsidiaries, including all outstanding security, customer, or other deposits; provided, however, that (i) for purposes of this definition of “Cash,” the amount attributable to marketable securities shall be deemed to be reduced by 25% and (ii) “Cash” shall exclude the amount of any cash or cash equivalents of the Company and its Subsidiaries to the extent any such item is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by applicable Law or contract, including restrictions on dividends and repatriations.

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.3(b).

“Closing Cash” has the meaning set forth in Section 1.3(b).

“Closing Company Transaction Expenses” has the meaning set forth in Section 1.3(b).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” has the meaning set forth in Section 1.3(b).

“Closing Net Working Capital” has the meaning set forth in Section 1.3(b).

“Closing Payment” means the Estimated Net Purchase Price Amount, minus the Adjustment Escrow Amount, minus the Estimated Transaction Bonus Trust Amount.

“Closing Real Estate Prorations” has the meaning set forth in Section 1.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Agreement” has the meaning set forth in Section 5.13(a).

“Colorado Deed” means that certain special warranty deed, substantially in the form attached hereto as Exhibit G.

“Colorado Owned Real Property” means that certain parcel of land located in El Paso County, Colorado, and more particularly described on Exhibit H attached hereto, together with all right, title and interest of the Colorado Owned Real Property Seller in and to all buildings and other structures, facilities, and improvements located thereon and all easements, licenses, rights, and appurtenances relating to the foregoing.

“Colorado Owned Real Property Seller” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company IT Assets” has the meaning set forth in Section 5.16(g).

“Company KERCP” means the Company’s Key Employee Retention and Continuity Plan (amended as of December 20, 2010 and as further amended on each of October 25, 2019 and November 1, 2019).

“Company KERCP Transaction Bonus Recipients” means those individuals listed on Exhibit I attached hereto under the heading “Company KERCP Transaction Bonus Recipients,” updated to reflect the Transaction Bonus Recipient Status Schedule.

“Company Material Owned IP” has the meaning set forth in Section 5.16(a).

“Company NEICP” means the Company’s Non-qualified Executive Incentive Compensation Plan (amended as of December 20, 2010 and as further amended on each of October 25, 2019 and November 1, 2019).

“Company NEICP Transaction Bonus Recipients” means those individuals listed on Exhibit I attached hereto under the heading “Company NEICP Transaction Bonus Recipients,” updated to reflect the Transaction Bonus Recipient Status Schedule.

“Company Transaction Expenses” means, except to the extent expressly excluded as a Company Transaction Expense hereunder, (i) to the extent not paid by the BF Trust, the California Owned Real Property Seller, the Colorado Owned Real Property Seller, the Company, or otherwise prior to the Closing Date, the fees, costs, and expenses (including legal, accounting, and financial advisory expenses and the cost of maintaining the electronic data room) incurred by the Company or any of its Subsidiaries on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, and (ii) any transaction, retention, success, or change of control bonus, incentive or any similar compensation or benefit, in each case, payable to any current or former officer, employee, director or individual independent contractor of the Company or its Subsidiaries solely in connection with the transactions contemplated herein (together with the employer portion of any employment, payroll or similar Taxes payable in connection therewith); provided that in no event shall “Company Transaction Expenses” include (x) any of the foregoing payments that are triggered by or result from a termination of employment that occurs on or following the Closing or (y) the Transaction Bonus Trust Amount; provided, further, that the Company Transaction Expenses shall be reduced by any reasonable and documented out-of-pocket expenses necessary to effect the Restructuring actually incurred by the BF Trust and its Affiliates, it being understood that, to the extent that such expenses exceed $250,000, such amount in excess of $250,000 shall not reduce the Company Transaction Expenses.

“Confidential Communications” has the meaning set forth in Section 10.19.

“Confidential Information” means any information concerning or relating to the business and affairs of the Company or its Subsidiaries that is not generally known by or available to the public, including, without limitation, business plans, operational methods, operating performance statistics and data, financial information and projections, technical processes and data, marketing techniques or materials, product development plans, research and development, lists of customers or other trading or business partners, interests and needs of customers, business plans and policies, cost information, profit margins, plans for acquisition or disposition of assets, products or investments, expansion plans, financial status and plans, trading programs, computer software applications and other programs, source codes, object codes, processes, formulas, designs, ideas, concepts, models, methods, pricing policies or methods, prices considered or actually charged, personnel information, and any trade secrets or other confidential and proprietary information of the Company or its Subsidiaries; provided that Confidential Information shall not include any information, documents, or materials that (a) becomes available to such Person or its Representatives on a non-confidential basis from a third party not known by such Person, after reasonable inquiry, to be disclosing such information in breach of a confidentiality obligation with the Company or its Subsidiaries; (b) was within such Person’s or its Representative’s possession prior to its being furnished to it or its Representatives by or on behalf of the Company; (c) is independently developed by such Person or its Representatives without use of or reference to or reliance on the Confidential Information, or (d) is or becomes generally available to the public, other than as a result of disclosure by any Selling Entity or its respective Affiliates or Representatives in violation of this Agreement; provided, further, that all trade secrets of the Company or its Subsidiaries, including those relating to Sensitive Proprietary Technology, shall be deemed to be Confidential Information without regard to the foregoing proviso.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(a).

“Contract” means, whether written or oral, any agreement, contract, arrangement, lease, trust document, loan agreement, credit agreement, security agreement, license, sublicense, note, mortgage, indenture, or other similar instrument, commitment, arrangement, understanding or obligation to which the party in question is a party, other than any Employee Plan.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“D&O Indemnified Party” has the meaning set forth in Section 6.10(a).

“Disputed Items” has the meaning set forth in Section 1.3(d).

“Employee Plan” has the meaning set forth in Section 5.12(a).

“Encumbrance” means any encumbrance, charge, claim, mortgage, lien, option, pledge, or security interest (other than those created or imposed under applicable securities Laws, and not including any license of Intellectual Property).

“Enterprise Value” means $330,000,000.

“Environmental Laws” has the meaning set forth in Section 5.19(d)(i).

“Environmental Permits” has the meaning set forth in Section 5.19(d)(ii).

“ERISA” has the meaning set forth in Section 5.12(a).

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company or any of its Subsidiaries, in each case, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Estimated Cash” has the meaning set forth in Section 1.3(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.3(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.3(a).

“Estimated Net Purchase Price Amount” means (i) the Enterprise Value, plus (ii) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, minus (iii) the amount, if any, by which the Target Net Working Capital is greater than the Estimated Net Working Capital, plus (iv) the Estimated Cash, minus (v) the Estimated Indebtedness, minus (vi) Company Transaction Expenses, plus (vii) the Real Estate Prorations.

“Estimated Net Working Capital” has the meaning set forth in Section 1.3(a).

“Estimated Real Estate Prorations” has the meaning set forth in Section 1.3(a).

“Estimated Transaction Bonus Trust Amount” means the BF Trust’s estimate of the sum of (i) the KERCP Transaction Bonus Amounts payable to the Company KERCP Transaction Bonus Recipients as calculated by the BF Trust on a basis consistent with the Company KERCP and the Applicable Transaction Bonus Principles, (ii) the NEICP Transaction Bonus Amounts payable to the Company NEICP Transaction Bonus Recipients as calculated by the BF Trust on a basis consistent with the Company NEICP and the Applicable Transaction Bonus Principles, and (iii) the estimated employer portion of any employment, payroll or similar Taxes payable in connection with clauses (i) and (ii).

“Existing Mortgages” means, collectively, the liens of any mortgages or deeds of trust encumbering any of the Owned Real Property, including, without limitation, that certain deed of trust recorded among the land records of El Paso County, Colorado, as Recording No. 214080724.

“Existing Mortgages Payoff Letters” has the meaning set forth in Section 1.4(a)(v).

“Export Control Laws” has the meaning set forth in Section 5.21(c).

“FDA” has the meaning set forth in Section 5.9(c).

“Final Closing Statement” has the meaning set forth in Section 1.3(b).

“Final Transaction Bonus Payment Schedule” has the meaning set forth in Section 6.11(c)(iii).

“Financial Statements” has the meaning set forth in Section 5.6(a).

“FIRPTA Certificates” has the meaning set forth in Section 1.4(b)(vii).

“Fraud” means an actual and intentional act in the making of a representation or warranty contained in either (i) Article II, Article III, Article IV, or Article V of this Agreement, in each case as modified by the Company Disclosure Letter, (ii) any certificate delivered pursuant to this Agreement or (iii) any Transaction Document, in each case, with intent to deceive another Person and to induce such Person to enter into this Agreement and requires: (i) a false or inaccurate representation of fact made herein; (ii) knowledge that such representation is false or inaccurate; (iii) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Person, in reasonable reliance upon such false representation and without knowledge of the falsity of such representation, to take or refrain from taking action; and (v) causing such Person to suffer damage by reason of such reliance. For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for, (i) constructive fraud or other claims based on constructive knowledge or (ii) negligent misrepresentation, equitable fraud, or any other fraud-based claim or theory that requires something less than actual knowledge of the fraudulent conduct.

“Fundamental Representations” means (i) with respect to the Buyer, the representations and warranties set forth in Sections 2.1 (Organization), 2.2 (Power and Authority) and 2.4 (Brokers), (ii) with respect to the BF Trust, the representations and warranties set forth in 3.1 (Power and Authority), 3.3 (Ownership and Possession of Shares) and 3.4 (Brokers), (iii) with respect to the Owned Real Property Sellers, the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Power and Authority) and 4.8 (Brokers), and (iv) with respect to the Company, the representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Power and Authority), 5.4(a) (Capitalization), 5.5 (Shares), and 5.22 (Brokers).

“GAAP” means United States generally accepted accounting principles consistently applied by the Company.

“Governmental Authority” means any federal, national, state, foreign, provincial, local, or other government or any governmental, executive, regulatory, administrative, or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal, or other instrumentality thereof.

“Governmental Order” means any judgment, ruling, order, writ, injunction, award, or decree of any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.22(a).

“Guarantor” has the meaning set forth in the preamble.

“Hazardous Material” has the meaning set forth in Section 5.19(d)(iii).

“HSR Act” has the meaning set forth in Section 2.3(b).

“Incentive Plans” has the meaning set forth in Section 6.11(d).

“Indebtedness” means, as at a specified date, without duplication, (i) the unpaid principal amount of and accrued interest on any indebtedness for borrowed money of the Company and its Subsidiaries, (ii) the unpaid principal amount of and accrued interest on the indebtedness secured by the Existing Mortgages, (iii) all obligations as an account party in respect of letters of credit to the extent drawn upon by the counterparty thereto, (iv) obligations in respect of capital leases to which the Company or any of its Subsidiaries is a party, (v) current liabilities for unpaid income Taxes, (vi) obligations due to or due on behalf of shareholders and (vii) all liabilities or obligations of the Company or any of its Subsidiaries with respect to (a) any unfunded defined benefit pension obligations, (b) any cash retention, transaction, deferred compensation, and other similar compensatory payments that are earned pursuant to any Employee Plan in effect as of the Closing with respect to any period of service on or prior to the Closing and payable as of or following the Closing, (c) any earned but unpaid severance and other termination costs related to any director, officer, employee, or individual independent contractor terminated by the Company or any of its Subsidiaries on or prior to the Closing and (d) any unpaid amounts earned by any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries on or prior to the Closing, including any amounts owing under the Incentive Plans in respect of calendar year 2019 (in each case of (a), (b), (c) and (d), together with the employer portion of any employment, payroll or similar Taxes payable in connection therewith) reduced by (viii) any prepaid rent in respect of the Owned Real Property. Notwithstanding the foregoing, “Indebtedness” shall not include (a) any bank guarantees, (b) non-cancellable purchase commitments, surety bonds, and performance bonds, (c) deferred revenue, (d) customer advances or deposits, (e) obligations under operating leases, (f) deferred Tax liabilities or current or deferred Tax assets, or (g) any liability included in the calculation of Net Working Capital or Company Transaction Expenses or the Real Estate Prorations or the Transaction Bonus Trust Amount. For the avoidance of doubt, Indebtedness does not include (x) any Indebtedness incurred by the Buyer and/or any of its Affiliates (and subsequently assumed by the Company or any of its Subsidiaries) on the Closing Date and (y) commitments for capital expenditures.

“Indebtedness Payoff Letters” has the meaning set forth in Section 1.4(a)(iv).

“Independent Accounting Firm” has the meaning set forth in Section 1.3(d).

“Insurance Policies” has the meaning set forth in Section 5.14.

“Intellectual Property” means all intellectual property rights recognized throughout the world, including: (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, applications to register any of the foregoing and any registrations thereof; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered), database rights, and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“Interests” has the meaning set forth in Section 1.1.

“Interim Financial Statements” has the meaning set forth in Section 5.6(a).

“International Plan” means an Employee Plan that is maintained for current or former employees, officers, or directors of the Company or any of its Subsidiaries located primarily outside of the United States.

“Inventory” has the meaning set forth in Section 5.11(a).

“IRS” means the Internal Revenue Service of the United States.

“KERCP Transaction Bonus Amounts” means all cash payments payable to the Company KERCP Transaction Bonus Recipients.

“Key Employee” means (i) any employee of the Company or any of its Subsidiaries at the management level or above and (ii) the employees identified in Section 9(a) of the Company Disclosure Letter.

“Knowledge of the Company” means the actual knowledge, following due inquiry, of the persons listed in Section 9(b) of the Company Disclosure Letter as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any federal, state, local, or foreign statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, or order of any Governmental Authority.

“Lease” means each lease, sublease, and license or other agreement for the leasing, use, or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Leased Real Property” means all of the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities, or improvements located thereon and all easements, licenses, rights, and appurtenances of the Company or any of its Subsidiaries relating to the foregoing; however, such term shall not include the Owned Real Property.

“Liabilities” means all indebtedness, obligations, and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Losses” means any and all damages, penalties, fines, costs, judgments or amounts paid in settlement, Liabilities, Taxes, losses, expenses, and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing a D&O Indemnified Party’s rights, as applicable, under this Agreement.

“Material Adverse Effect” means any event, change, circumstance, occurrence, or effect that, individually or in the aggregate, (i) has or would be reasonably expected to have a material adverse effect on the business, assets, liabilities, or results of operations or condition (financial or otherwise) of the Company, its Subsidiaries, and the Owned Real Property, taken as a whole, or (ii) would be reasonably expected to prevent, materially delay, or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby by the Company; provided, however, that, solely for the purposes of clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any event, change, circumstance, occurrence, or effect resulting from (A) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (B) changes in regional, national, or international political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in economic, business, political, or market conditions or in national or international financial markets, including changes in the credit, debt, or capital markets (including changes in interest or exchange rates), (C) natural disasters (other than earthquakes) or calamities (to the extent that the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby as compared to other Persons in the region where such natural disaster or calamity occurs), (D) changes in any applicable Laws or GAAP, (E) the announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, vendors, distributors, or landlords having relationships with the Company and its Subsidiaries), (F) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case, that is required or permitted by this Agreement, (G) any actions taken (or omitted to be taken) at the request of the Buyer, and (H) the failure of the Company or any of its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided that, in the case of clauses (A), (B) and (D), any event, change, circumstance, occurrence, or effect may be taken into account in determining whether or not there has been or will be a “Material Adverse Effect” solely to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries or markets in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 5.20(a).

“NEICP Transaction Bonus Amounts” means all cash payments payable to the Company NEICP Transaction Bonus Recipients.

“Net Adjustment Amount” has the meaning set forth in Section 1.3(g).

“Net Purchase Price Amount” means the Estimated Net Purchase Price Amount, subject to adjustment in accordance with Section 1.3.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to current assets minus current liabilities, in each case as shown on the consolidated balance sheet of the Company and its Subsidiaries as of such date and calculated in accordance with the Applicable Accounting Principles and the Sample Statement; provided that Net Working Capital shall not include (i) Cash, (ii) Indebtedness, (iii) the Company Transaction Expenses, (iv) the Real Estate Prorations, and (v) income tax assets or liabilities, either current or deferred.

“Newco” has the meaning set forth in the Recitals.

“Notice of Disagreement” has the meaning set forth in Section 1.3(c).

“Organizational Documents” means any certificate of incorporation, certificate of formation, articles of organization, articles of incorporation, bylaws, limited liability company agreement, operating agreement, trust agreement, or equivalent organizational document.

“Owned Real Property” means, collectively, the California Owned Real Property and the Colorado Owned Real Property.

“Owned Real Property Sellers” means, collectively, the California Owned Real Property Seller and the Colorado Owned Real Property Seller, and “Owned Real Property Seller” means either of the Owned Real Property Sellers, as the context requires.

“Owner’s Affidavit and Gap Indemnity” means that certain owner’s affidavit and gap indemnity, substantially in the form attached hereto as Exhibit J-1 for the California Owned Real Property Seller and Exhibit J-2 for the Colorado Owned Real Property Seller.

“Permits” has the meaning set forth in Section 5.9(d).

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business relating to obligations which do not interfere with the present use or occupancy of the applicable property owned, leased, subleased, used or held for use by the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and any of its Subsidiaries in accordance with GAAP, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation), (iii) zoning, entitlement, conservation, restriction, and other land use and environmental regulations promulgated by Governmental Authorities, (iv) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (v) any right, interest, lien, title, or other Encumbrance of a lessor or sublessor under any Lease or other similar agreement or in the property being leased, other than the Existing Mortgages, (vi) Encumbrances disclosed in the Financial Statements or any schedules to this Agreement, other than the Existing Mortgages, (vii) Encumbrances relating to the transferability of securities under applicable securities Laws, (viii) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business, (ix) exceptions, restrictions, easements, imperfections of title, charges, rights-of-way, and other Encumbrances (expressly excluding the Existing Mortgages) that do not materially interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole, (x) liens arising in connection with sales of foreign receivables; (xi) liens on goods in transit incurred pursuant to documentary letters of credit, and (xii) purchase money liens and liens securing rental payments under capital lease arrangements.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means any data and other information relating to an identified or identifiable natural person, where an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person.

“Preliminary Closing Statement” has the meaning set forth in Section 1.3(a).

“Privacy/Cybersecurity Requirements” means all Laws, Contracts, policies, standards, rules, public statements or guidance applicable to (i) privacy or Personal Information, (ii) the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure of or other activity regarding Personal Information, or (iii) cybersecurity, including the Company’s and its Subsidiaries’ internal and public-facing privacy policies, plans and procedures, any public statements made by the Company or any of its Subsidiaries relating to the foregoing.

“PWSP” has the meaning set forth in Section 10.19.

“R&W Insurance Policy” has the meaning set forth in Section 6.15.

“Real Estate Prorations” has the meaning set forth in Section 1.3(i).

“Reference Time” means 11:59 p.m. Eastern Time on the day prior to the Closing Date.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, legal counsel, accountants, consultants, advisors, bankers, and other representatives of such Person.

“Restructuring” has the meaning set forth in the Recitals.

“S Corporation” has the meaning set forth in Section 5.18(l).

“Sample Statement” has the meaning set forth in Section 1.3(a).

“Sanctions” has the meaning set forth in Section 5.21(e).

“Securities Act” has the meaning set forth in Section 2.7.

“Seller Released Claims” has the meaning set forth in Section 6.17(b).

“Seller Released Parties” has the meaning set forth in Section 6.17(b).

“Selling Entities” means, collectively, the BF Trust, the California Owned Real Property Seller, and the Colorado Owned Real Property Seller and, following the consummation of the Restructuring, Newco, and “Selling Entity” means any of the Selling Entities, as the context requires.

“Sensitive Proprietary Technology” has the meaning set forth in Section 5.16(h).

“Shares” has the meaning set forth in the Recitals.

“Soccer Field” means that certain parcel of land located in Orange County, California, and more particularly described on Exhibit K attached hereto, together with all right, title and interest of the California Owned Real Property Seller in and to all buildings and other structures, facilities, and improvements located thereon and all easements, licenses, rights, and appurtenances relating to the foregoing.

“Solvent” has the meaning set forth in Section 2.8.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $19,800,000.

“Tax” or “Taxes” means any and all taxes, governmental levies, or other like governmental assessments including all federal, state, county, local, municipal, foreign corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture, accumulated earnings, windfall profits, estimated, and other taxes, charges, duties or levies imposed or collected by any Governmental Authority, together with any and all interest, penalties, additions to tax, and additional amounts imposed with respect thereto.

“Tax Claim” has the meaning set forth in Section 6.14(c).

“Tax Return” means any return, declaration, report, statement, information statement, and other document filed or required to be filed with respect to Taxes.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Proposal” has the meaning set forth in Section 6.8(a).

“Transaction Bonus Recipient Status Schedule” has the meaning set forth in Section 6.11(c)(ii).

“Transaction Bonus Trust Amount” means the Estimated Transaction Bonus Trust Amount adjusted to reflect the final KERCP Transaction Bonus Amounts calculated pursuant to Section 6.11(c) payable to the Company KERCP Transaction Bonus Recipients and the final NEICP Transaction Bonus Amounts calculated pursuant to Section 6.11(c) payable to the Company NEICP Transaction Bonus Recipients.

“Transaction Documents” means, collectively, this Agreement, the Adjustment Escrow Agreement, the Trust Agreement, the California Deed, the Colorado Deed, and any and all certificates, agreements, documents, or other instruments to be executed and delivered by any Person in connection with the transactions contemplated hereby, any exhibits, attachments, or schedules to any of the foregoing, and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented, or otherwise modified from time to time.

“Transaction Information” has the meaning set forth in Section 6.5(b).

“Trust” has the meaning set forth in Section 1.4(a)(iii).

“Trust Agreement” has the meaning set forth in Section 6.11(f).

“Trustee” has the meaning set forth in Section 1.5.

“US Leases” has the meaning set forth in Section 6.16.

“WARN” has the meaning set forth in Section 5.13(g).

“Willful Breach” means a material breach of any material representation, warranty, or covenant or other agreement set forth in this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement that is a consequence of an act or failure to act by such party with the actual knowledge that the taking of such act or failure to act by such party would cause a breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement. For all purposes of this Agreement, the failure of the Buyer to consummate the Closing for any reason when required pursuant to the terms of this Agreement and/or to make the payments to the Selling Entities, the Company, or any other Person pursuant to Article I for any reason when required pursuant to the terms of this Agreement shall, in each case, be a Willful Breach of this Agreement by the Buyer that (i) is not capable of being cured, (ii) has prevented consummation of the transactions contemplated hereby, and (iii) gives rise to the BF Trust’s termination right pursuant to Section 8.1(b).

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-survival of Representations, Warranties and Covenants. The respective representations, warranties, covenants, and agreements of the Selling Entities, the Company, and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section 10.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Except as set forth in Section 1.3(g) or any claims for Fraud or injunctive relief pursuant to Section 10.13, in no event following the Closing shall the Buyer or the Company or their respective Affiliates, and their respective successors and assigns have any recourse against, and each hereby fully and unconditionally releases, acquits, and forever discharges (a) any Persons who were stockholders, equity holders, members, or other direct or indirect beneficial owners of the Company or the Owned Real Property prior to the Closing (including any Selling Entity) from any and all manner of Actions, causes of actions, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from matters relating to the Company or the Owned Real Property, as applicable, including, without limitation, from any representation, warranty, covenant, or agreement made by the Company or the BF Trust in this Agreement (b) the former directors or officers of the Company or its Subsidiaries (which, for the avoidance of doubt, includes the current directors and officers as of the date of this Agreement), or any Affiliates or Representatives of any of the foregoing Persons, from any and all manner of Actions, causes of actions, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from any representation, warranty, covenant, or agreement made by the Company in this Agreement, and (c) the Owned Real Property Sellers, and any Affiliates or Representatives of either or both of them, from any and all manner of Actions, causes of actions, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from matters relating to the Owned Real Property and/or any representation, warranty, covenant, or agreement made by either or both of the Owned Real Property Sellers in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the terms of the R&W Insurance Policy shall govern the survival of claims that may be made by the Buyer (or its Affiliates, as may be permitted pursuant to the R&W Insurance Policy) against the insurance provider under the R&W Insurance Policy.

Section 10.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.3 Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.4 Waiver. At any time prior to the Closing, the parties may, to the extent permitted by applicable Law, (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any agreement or other document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized signatory on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, or upon written confirmation of receipt by e-mail, if by e-mail, (b) on the first Business Day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) prior to the Closing, if to any of the Selling Entities or the Company to:

Bal Seal Engineering, Inc.

19650 Pauling

Foothill Ranch, CA 92610

Attention: Peter J. Balsells

E-mail: pete@balseal.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019-6131

Attention: Jonathan J. Russo

E-mail: jonathan.russo@pillsburylaw.com

(ii) following the Closing, if to any of the Selling Entities:

P.O. Box 23826

IRVINE POST OFFICE

15642 Sand Canyon Avenue

Irvine, CA 92619

E-mail: Pete.Balsells@gmail.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019-6131

Attention: Jonathan J. Russo

E-mail: jonathan.russo@pillsburylaw.com

(iii) if to the Buyer, the Guarantor, or (following the Closing) the Company to:

Kaman Corporation

1332 Blue Hills Avenue

Bloomfield, CT 06002

Attention: Shawn Lisle

E-mail: shawn.lisle@kaman.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Eric L. Cochran; Maxim Mayer-Cesiano

E-mail: eric.cochran@skadden.com; maxim.mayercesiano@skadden.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit, or Schedule, such reference shall be to a Section, Article, Exhibit, or Schedule of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit, Schedule, or Disclosure Letter are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit, Schedule, or Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days, unless otherwise specified. All references herein to any Contract mean such Contract as amended, supplemented, or modified (including any waiver thereto). Information, documents, and materials relating to the Company and its Subsidiaries, the Owned Real Property, or any other matter shall be considered “made available” or “provided” (or words or phrases of a similar import or nature) to the Buyer and its Representatives as of the date of this Agreement if such information, documents, or materials have been posted to the electronic data room established by the Company prior to 6:00 p.m. Eastern Time on the day immediately prior to the date of this Agreement. A reference to any Person shall include such Person’s successors and permitted assigns, unless expressly provided to the contrary. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant related to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, or covenant.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits, Schedules, and Company Disclosure Letter hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement, or undertaking of any party with respect to the transactions contemplated hereby, other than those expressly set forth herein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding non-competition or non-solicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby, unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties and their respective successors and permitted assigns, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 2.9, Section 3.5, Section 4.9, Section 5.24, Section 6.10, and Section 10.1, which shall inure to the benefit of the Persons benefiting therefrom as set forth therein, who the parties hereto agree are intended to be third-party beneficiaries thereof.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Arbitration.

(a) Except for any dispute with respect to the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Company Transaction Expenses, and/or Closing Real Estate Prorations, all of which shall be determined by the Independent Accounting Firm in accordance with Section 1.3(d) hereof, any and all disputes arising out of or relating to this Agreement, including the existence, validity, interpretation, or performance of this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any claim arising out of or related to the parties’ relationship, rights, duties, and obligations hereunder, whether based on contract, tort, or statute, and the substantive or procedural arbitrability of any claim hereunder and any dispute regarding the jurisdiction of the Independent Accounting Firm or the scope of its review), shall be determined by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (“AAA Rules”), as modified herein.

(b) The place of arbitration shall be Los Angeles, California. Each of the parties agrees that notice as provided in Section 10.5 hereof shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(c) There shall be three arbitrators. Within twenty (20) days after delivery of the demand for arbitration to the respondent(s), the Selling Entities (and, if it is a party to the arbitration and the demand for arbitration is served before the closing, the Company) shall appoint one arbitrator, and the Buyer (and, if it is a party to the arbitration and the demand for arbitration is served after the closing, the Company) shall appoint one arbitrator. Within twenty (20) days after the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitral tribunal. Any arbitrator not timely appointed in accordance with these provisions shall be appointed by the AAA in accordance with the AAA Rules.

(d) The arbitration shall be confidential and all information and materials obtained in the arbitration shall constitute Confidential Information for purposes of Section 6.5 of this Agreement.

(e) Nothing in this Section 10.10 shall prevent a party from seeking provisional, interim, or conservatory measures from any court of competent jurisdiction prior to the appointment of the arbitral tribunal if any such party believes in good faith that it will suffer irreparable injury. Any such request by a party to a court for provisional, interim, or conservatory measures shall not be deemed incompatible with the agreement to arbitration in this Section 10.10 or a waiver of the right to arbitrate. Without prejudice to such provisional, interim, or conservatory measures as may be available from any court, the arbitral tribunal shall have full authority to grant provisional, interim, and conservatory remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(f) The decision of the arbitrators shall be final without appeal and binding on the parties hereto, and may be enforced in any court of competent jurisdiction.

(g) All arbitration expenses, including the AAA’s fees and the arbitrators’ fees, shall be borne equally by Buyer, on the one hand, and Selling Entities, on the other hand. Each party shall bear its own attorney’s fees and expert fees and other party costs.

Section 10.11 Disclosure Generally. Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other section of the Company Disclosure Letter as though fully set forth therein if and to the extent that qualification of such other section or subsection by such exception is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “BF Trust Material Adverse Effect,” “Material Adverse Effect,” or other similar terms in this Agreement or otherwise to interpret the term “ordinary course of business” or any other similar terms in this Agreement. The inclusion of any item on the Company Disclosure Letter shall not constitute an admission by the BF Trust, the California Owned Real Property Seller, nor the Colorado Owned Real Property Seller, or the Company that such item is or is not material or is or is not in the ordinary course of business.

Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Buyer (in the case of an assignment by any of the Selling Entities or the Company) or the BF Trust (in the case of an assignment by the Buyer), and any such assignment without such prior written consent shall be null and void; provided that, without the consent of any of the Selling Entities or the Company, Buyer may assign all or any portion of its rights or obligations hereunder to one or more of its Affiliates (provided that such assignment shall not impede or delay the consummation of the transactions contemplated hereby); provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.13 Specific Performance.

(a) Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that, in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties agree that, prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 10.13(b) below (if applicable), such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive relief, and/or other equitable relief (without posting of bond or other security). Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance, and other equitable relief available, and hereby waives (i) the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (ii) any requirement under Law to post a bond, undertaking, or other security as a prerequisite to obtaining equitable relief.

(b) To the extent any party brings any Action before any Governmental Authority to compel the Closing, the Termination Date shall automatically be extended to the date that is the fifth (5th) Business Day after the presiding Governmental Authority issues a final order that is no longer subject to appeal or such later date as may be established by the presiding Governmental Authority.

Section 10.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 10.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.18 .pdf or Other Electronic Signature. This Agreement may be executed by .pdf signature or other form of electronic signature, and a .pdf or other form of electronic signature shall constitute an original for all purposes.

Section 10.19 Legal Representation. The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries), acknowledges and agrees that Pillsbury Winthrop Shaw Pittman LLP (“PWSP”) has acted as counsel for the Selling Entities, the Company, and their respective Affiliates and that the Selling Entities reasonably anticipate that PWSP will continue to represent them in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries) expressly consents to: (a) PWSP’s representation of the Selling Entities and/or their respective Affiliates in any post-Closing matter in which the interests of the Buyer or the Company (including any of its Subsidiaries), on the one hand, and the Selling Entities or their respective Affiliates, on the other hand, are adverse, including, without limitation, any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto, and whether or not such matter is one in which PWSP may have previously advised the Selling Entities, the Company, or their respective Affiliates and (b) the disclosure by PWSP to the Selling Entities or their respective Affiliates of any information learned by PWSP in the course of its representation of the Selling Entities, the Company, or their respective

Affiliates, whether or not such information is subject to attorney-client privilege or PWSP’s duty of confidentiality. Furthermore, the Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company), (x) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of the Selling Entities and/or their Affiliates by PWSP in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to the Selling Entities and/or their respective Affiliates (“Confidential Communications”), and (y) agrees that (i) the privilege with respect to such Confidential Communications shall remain with the Selling Entities following the Closing such that, without limiting the Selling Entities’ right to such privilege, the Selling Entities alone shall have and maintain the right to waive the privilege, (ii) if the Company and/or its Affiliates or their respective stockholders, equity holders, officers, directors, members, or managers leave any emails or other documents (both electronic or otherwise) that contain Confidential Communications on the Company or its Subsidiaries’ servers or with the Company or any of its Subsidiaries, such occurrence shall not constitute a waiver of the attorney-client privilege or any other privilege applicable to such documents, (iii) to the extent any emails or other documents (either electronic or otherwise) containing any Confidential Communications are included in the computer server(s) of the Company or its Subsidiaries or are otherwise within the records of the Company or its Subsidiaries following the Closing, it will, upon discovery of any such documents, permanently delete or destroy all such emails or other documents containing such Confidential Communication and not review, disclose, or otherwise use such documents or the Confidential Communications for any purpose. The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries), further covenants and agrees that each shall not assert any claim against PWSP in respect of legal services provided to the Company or its Affiliates by PWSP in connection with this Agreement or the transactions contemplated hereby. Upon and after the Closing, each of the Company and its Subsidiaries shall cease to have any attorney-client relationship with PWSP, unless and to the extent PWSP is specifically engaged in writing by the Company or such Subsidiary to represent it after the Closing and either such engagement involves no conflict of interest with respect to the Selling Entities and/or their respective Affiliates or the Selling Entities and/or their respective Affiliates, as applicable, consent in writing at the time to such engagement. Any such representation of the Company or its Subsidiaries by PWSP after the Closing shall not affect the foregoing provisions hereof. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company and its Subsidiaries or its and their Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries), shall be entitled to waive such privilege only with the prior written consent of PWSP and the Selling Entities.

Section 10.20 No Presumption Against Drafting Party. Each of the Buyer, the Selling Entities, and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.21 Rights Cumulative. All rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by Law.

Section 10.22 Guaranty.

(a) The Guarantor, intending to be legally bound, hereby irrevocably, unconditionally, and absolutely guarantees as a primary obligor and not merely as a surety to the Selling Entities and the Company the full and punctual payment and performance by the Buyer of all of its obligations arising at or prior to the Closing pursuant to this Agreement and the transactions contemplated hereby, including, without limitation all of the Buyer’s payment obligations under this Agreement, including those obligations set forth in Article I (collectively, the “Guaranteed Obligations”). The Guarantor acknowledges and agrees that the obligation of the Guarantor under this Section 10.22 is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Section 10.22, irrespective of whether any action is brought against the Buyer or whether the Buyer is joined in any such action or actions. The Guarantor further acknowledges and agrees that the obligations of the Guarantor under this Section 10.22 shall be unconditional and absolute and no release or extinguishments of the Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee; and the liability of the Guarantor shall not be subject to any reduction, limitation, impairment, discharge, or termination for any other reason, including, without limitation, any claim of waiver, release, surrender, alteration, or compromise, and shall not be subject to any claim, defense, setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any Guaranteed Obligation or otherwise. The Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment, and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Guaranteed Obligations, and any other notice with respect to the Guaranteed Obligations, (iii) any requirement that Selling Entities or the Company exhaust any right or take any action against the Buyer or any other Person, (iv) any other action, event, or precondition to the enforcement hereof or the performance by the Guarantor of the Guaranteed Obligations, and (v) any defense arising by any lack of capacity or authority or any other defense of the Guarantor or the Buyer or any notice, demand, or defense by reason of cessation from any cause of Guaranteed Obligations, other than any defense that any other guarantee or security was or was to be obtained by the Selling Entities and/or the Company. No invalidity, irregularity, voidableness, voidness, or unenforceability of this Agreement or any Transaction Document or any other agreement or instrument relating hereto or thereto, or of all or any part of the Guaranteed Obligations shall affect, impair, or be a defense hereunder. No election to proceed in one form of action or proceedings, or against any Person, or on any Guaranteed Obligations, shall constitute a waiver of any Selling Entity’s and/or the Company’s right to proceed in any other form of action or proceeding or against any other Person, unless such Selling Entity or the Company has expressed any such waiver in writing. Without limiting the generality of the foregoing, no action or proceeding by any Selling Entity and/or the Company against the Buyer or the Guarantor under any document evidencing Guaranteed Obligations shall diminish the liability of the Guarantor hereunder, except to the extent the Selling Entities and/or the Company receive actual payment on account of Guaranteed Obligations by such action or proceeding, notwithstanding the effect of any such election, action, or proceeding upon the right of subrogation of the Guarantor in respect of the Buyer. Without limiting the generality of the foregoing, the obligations of the Guarantor shall not be discharged or impaired, released, limited, or otherwise affected by: (A) any change in the manner, place, or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal, or alteration of, or any new agreements relating to the Guaranteed Obligations or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver, or other modification of, or any consent to departure from, this Agreement or any Transaction Document; (B) the failure of any Selling Entity or the Company to assert any claim or demand or to enforce any right or remedy against the Buyer or the Guarantor or any other Person under the provisions of this Agreement or any Transaction Document or any other document or instrument executed and delivered in connection herewith or therewith; (C) any settlement or compromise of any of the Guaranteed Obligations, or any liability (including any of those hereunder) incurred directly or indirectly in respect hereof or thereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of the Guarantor or the Buyer to their creditors, other than one another; and (D) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of the Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the guaranty hereunder and/or the obligations of the Guarantor, or a defense to, or discharge of, the Guarantor, the Buyer, or any other Person or party hereto or the Guaranteed Obligations. Notwithstanding the foregoing, the Guarantor shall be entitled to assert as a defense to any claim for payment or performance of the Guaranteed Obligations that such Guaranteed Obligations have previously been paid or performed in full. The foregoing guarantee shall remain in full force and effect until the date on which each Guaranteed Obligation has been completely performed and/or paid in full, as applicable. The Guarantor agrees that it shall promptly reimburse any and all of the Selling Entities and the Company for all reasonable and documented out-of-pocket expenses (including reasonable counsel fees and expenses) that are incurred by any such Selling Entity and/or the Company in connection with any action pursuant to which this Section 10.22 is enforced against the Guarantor pursuant to a final non-appealable order.

(b)

(i) The guaranty provisions herein set forth herein shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon the Selling Entities and/or the Company for repayment or recovery of any amount or amounts received by them in payment or on account of any of the Guaranteed Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree, or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including the Guarantor or the Buyer); and in such event the Guarantor hereby agrees that any such judgment, decree, order, settlement, or compromise or other circumstances shall be binding upon the Guarantor, notwithstanding any revocation hereof or the cancellation or termination of any Guaranteed Obligation, and the Guarantor shall be and remain liable to the Selling Entities and the Company for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Persons.

(ii) No Selling Entity shall be required to marshal any assets in favor of the Guarantor, or against or in payment of Guaranteed Obligations.

(iii) If the Guarantor or the Buyer makes any payment to a Selling Entity or the Company of any Guaranteed Obligation, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then, to the extent of such payment, the Guaranteed Obligations intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Guaranteed Obligations shall continue to be guaranteed, uninterrupted, by the Guarantor hereunder.

(c) The Guarantor hereby represents and warrants to the Selling Entities and the Company that:

(i) The Guarantor is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Connecticut and has all necessary corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

(ii) The Guarantor has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Guarantor of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Guarantor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the Guarantor’s part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement and the other Transaction Documents to which the Guarantor is a party have been duly and validly executed and delivered by the Guarantor and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute the legal, valid, and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(iii) The execution, delivery, and performance by the Guarantor of this Agreement and the other Transaction Documents to which the Guarantor is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any Organizational Document of the Guarantor, (ii) assuming compliance with the matters referred to in Section 10.22(c)(iv), conflict with or violate any Law applicable to the Guarantor or by which any property or asset of the Guarantor is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default)

under, or require any consent of any Person pursuant to, any Contract to which the Guarantor is a party; except, in the case of clause (ii) or (iii), for any such conflict, violation, breach, default, or other occurrence that would not reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay, or materially impede the consummation of the transactions contemplated hereby or (B) have a material adverse effect on the ability of the Guarantor to perform its obligations under this Agreement.

(iv) The Guarantor is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by the Guarantor of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or applicable foreign antitrust or competition Laws; (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws; or (iii) where failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay, or materially impede the consummation of the transactions contemplated hereby or (B) have a material adverse effect on the ability of the Guarantor to perform its obligations under this Agreement.

(v) The Guarantor has and will continue to have through the Closing sufficient funds to consummate the transactions contemplated hereby, to perform its obligations hereunder (including all payments to be made by it in connection herewith), to procure the R&W Insurance Policy, and to pay all expenses of the Buyer and its Affiliates related to this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby. The Guarantor acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the transactions contemplated hereby, are not contingent upon its ability to obtain any financing.

(d) The Guarantor agrees that the terms and provisions of Article X hereto (other than Section 10.1, Section 10.11, and this Section 10.22) shall apply to the Guarantor mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PETER J. BALSELLS, in his capacity as Trustee of the Balsells Family Trust dated October 1, 1985 – Trust A, as Wholly Amended and Restated June 5, 2019

By:	/s/ Peter J. Balsells
Name: Peter J. Balsells
Title: Trustee

BAL SEAL ENGINEERING, INC.

By:	/s/ Peter J. Balsells
Name: Peter J. Balsells
Title: Trustee of the Balsells Family Trust
Dated October 1, 1985 – Trust A, As
Wholly Amended and Restated June 5, 2019

19650 PAULING, LLC

By:	/s/ Peter J. Balsells
Name: Peter J. Balsells
Title: Authorized Signatory

PAULING PROPERTIES LLC

By:	/s/ Peter J. Balsells
Name: Peter J. Balsells
Title: Authorized Signatory

[Signature Page to Securities and Asset Purchase Agreement]

KAMAN AEROSPACE GROUP, INC.

By:	/s/ Richard R. Barnhart
Name: Richard R. Barnhart
Title: President

KAMAN CORPORATION, for the limited purpose of Section 10.22

By:	/s/ Robert D. Starr
Name: Robert D. Starr
Title: Executive Vice President and Chief
Financial Officer

[Signature Page to Securities and Asset Purchase Agreement]

Exhibit A

Sample Statement

Exhibit B

Joint Press Release

Exhibit C

Form of R&W Insurance Policy

Exhibit D

Adjustment Escrow Agreement

Exhibit E

California Deed

Exhibit F

Legal Description of California Owned Real Property

Exhibit G

Colorado Deed

Exhibit H

Legal Description of Colorado Owned Real Property

Exhibit I

Transaction Bonus Recipients

Exhibit J-1

California Owner’s Affidavit and Gap Indemnity

Exhibit J-2

Colorado Owner’s Affidavit and Gap Indemnity

Exhibit K

Legal Description of Soccer Field